AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 1 Technical Report Summary Córrego do Sítio Mineração A Life of Mine Summary Report Effective date: 31 December 2021 As required by § 229.601(b)(96) of Regulation S-K as an exhibit to AngloGold Ashanti's Annual Report on Form 20-F pursuant to Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations (§ 229.1300 through § 229.1305). AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 2 Date and Signatures Page This report is effective as at 31 December 2021. Where the registrant (AngloGold Ashanti Limited) has relied on more than one Qualified Person to prepare the information and documentation supporting its disclosure of Mineral Resource or Mineral Reserve, the section(s) prepared by each qualified person has been clearly delineated. AngloGold Ashanti has recognised that in preparing this report, the Qualified Person(s) may have, when necessary, relied on information and input from others, including AngloGold Ashanti. As such, the table below lists the technical specialists who provided the relevant information and input, as necessary, to the Qualified Person to include in this Technical Report Summary. All information provided by AngloGold Ashanti has been identified in Section 25: Reliance on information provided by the registrant in this report. The registrant confirms it has obtained the written consent of each Qualified Person to the use of the person's name, or any quotation from, or summarisation of, the Technical Report summary in the relevant registration statement or report, and to the filing of the Technical Report Summary as an exhibit to the registration statement or report. The written consent only pertains to the particular section(s) of the Technical Report Summary prepared by each Qualified Person. The written consent has been filed together with the Technical Report Summary exhibit and will be retained for as long as AngloGold Ashanti relies on the Qualified Person’s information and supporting documentation for its current estimates regarding Mineral Resource or Mineral Reserve. MINERAL RESOURCE QUALIFIED PERSON Marcelo Martins de Souza Vieira Sections prepared: 1 - 11, 20 - 25 ____________________ MINERAL RESERVE QUALIFIED PERSON Sérgio Alfonso Navarrete Sections prepared: 1, 12-19, 21 - 25 ____________________ Responsibility Technical Specialist ESTIMATION Bruno Figuinha EVALUATION QAQC Bruno Figuinha EXPLORATION Edgar Sanches GEOLOGICAL MODEL Edgar Sanches GEOLOGY QAQC Edgar Sanches GEOTECHNICAL ENGINEERING Túlio César Abduani Lima HYDROGEOLOGY Kenia Guerra MINERAL RESOURCE CLASSIFICATION Bruno Figuinha ENVIRONMENTAL & PERMITTING Marcos Morais FINANCIAL MODEL Thiago Pereira INFRASTRUCTURE Lorenzo Seabra LEGAL Marcos Morais METALLURGY Herbert Ernesto MINE PLANNING Raphael Santos MINERAL RESERVE CLASSIFICATION Raphael Santos /s/ Marcelo Martins de Souza Vieira /s/ Sérgio Alfonso Navarrette AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 3 Consent of Qualified Person I, Marcelo Martins de Souza Vieira, in connection with the Technical Report Summary for “Córrego do Sitio Mineracão, A Life of Mine Summary Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: March 30, 2022 Marcelo Martins de Souza Vieira /s/ Marcelo Martins de Souza Vieira AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 4 Consent of Qualified Person I, Sérgio Alfonso Navarrete, in connection with the Technical Report Summary for “Córrego do Sitio Mineracão, A Life of Mine Summary Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: March 30, 2022 Sérgio Alfonso Navarrette /s/ Sérgio Alfonso Navarrette

AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 5 Contents 1 Executive Summary ............................................................................................................................... 9 1.1 Property description including mineral rights .................................................................................. 9 1.2 Ownership ..................................................................................................................................... 9 1.3 Geology and mineralisation ........................................................................................................... 9 1.4 Status of exploration, development and operations ...................................................................... 10 1.5 Mining methods ........................................................................................................................... 10 1.6 Mineral processing ....................................................................................................................... 11 1.7 Mineral Resource and Mineral Reserve estimates ....................................................................... 11 1.8 Summary capital and operating cost estimates ............................................................................ 12 1.9 Permitting requirements ............................................................................................................... 13 1.10 Conclusions and recommendations ........................................................................................... 14 2 Introduction .......................................................................................................................................... 14 2.1 Disclose registrant ....................................................................................................................... 14 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared .......... 14 2.3 Sources of information and data contained in the report / used in its preparation ........................ 15 2.4 Qualified Person(s) site inspections ............................................................................................. 15 2.5 Purpose of this report .................................................................................................................. 15 3 Property description ............................................................................................................................. 15 3.1 Location of the property ............................................................................................................... 15 3.2 Area of the property ..................................................................................................................... 16 3.3 Legal aspects (including environmental liabilities) and permitting ................................................ 16 3.4 Agreements, royalties and liabilities ............................................................................................. 18 4 Accessibility, climate, local resources, infrastructure and physiography ............................................... 18 4.1 Property description .......................................................................................................................... 18 5 History ................................................................................................................................................. 20 6 Geological setting, mineralisation and deposit ..................................................................................... 22 6.1 Geological setting ........................................................................................................................ 22 6.2 Geological model and data density .............................................................................................. 22 6.3 Mineralisation .............................................................................................................................. 24 7 Exploration ........................................................................................................................................... 25 7.1 Nature and extent of relevant exploration work ............................................................................ 25 7.2 Drilling techniques and spacing ................................................................................................... 26 7.3 Results ........................................................................................................................................ 26 7.4 Locations of drill holes and other samples ................................................................................... 27 7.5 Hydrogeology .............................................................................................................................. 27 7.6 Geotechnical testing and analysis ................................................................................................ 36 8 Sample preparation, analysis and security ........................................................................................... 37 8.1 Sample preparation ..................................................................................................................... 37 8.2 Assay method and laboratory ...................................................................................................... 38 8.3 Sampling governance .................................................................................................................. 38 8.4 Quality Control and Quality Assurance ........................................................................................ 39 AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 6 8.5 Qualified Person's opinion on adequacy ...................................................................................... 41 9 Data verification ................................................................................................................................... 41 9.1 Data verification procedures ........................................................................................................ 41 9.2 Limitations on, or failure to conduct verification ............................................................................ 41 9.3 Qualified Person's opinion on data adequacy .............................................................................. 41 10 Mineral processing and metallurgical testing ...................................................................................... 41 10.1 Mineral processing / metallurgical testing .................................................................................. 41 10.2 Laboratory and results ............................................................................................................... 41 10.3 Qualified Person's opinion on data adequacy ............................................................................ 42 11 Mineral Resource estimates ............................................................................................................... 42 11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource . 42 11.2 Key assumptions, parameters and methods used...................................................................... 42 11.3 Mineral Resource classification and uncertainty ........................................................................ 46 11.4 Mineral Resource summary ....................................................................................................... 47 11.5 Qualified Person's opinion ......................................................................................................... 48 12 Mineral Reserve estimates ................................................................................................................. 49 12.1 Key assumptions, parameters and methods used...................................................................... 49 12.2 Cut-off grades ............................................................................................................................ 51 12.3 Mineral Reserve classification and uncertainty .......................................................................... 51 12.4 Mineral Reserve summary ......................................................................................................... 51 12.5 Qualified Person’s opinion ......................................................................................................... 53 13 Mining methods ................................................................................................................................. 53 13.1 Requirements for stripping, underground development and backfilling ...................................... 56 13.2 Mine equipment, machinery and personnel ................................................................................ 56 13.3 Final mine outline ....................................................................................................................... 56 14 Processing and recovery methods ..................................................................................................... 57 15 Infrastructure ...................................................................................................................................... 59 16 Market studies ................................................................................................................................... 59 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups ............................................................................................................................................................... 61 17.1 Permitting .................................................................................................................................. 61 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management .... 61 17.3 Socio-economic impacts ............................................................................................................ 62 17.4 Mine closure and reclamation .................................................................................................... 62 17.5 Qualified Person's opinion on adequacy of current plans ........................................................... 62 17.6 Commitments to ensure local procurement and hiring ............................................................... 62 18 Capital and operating costs ................................................................................................................ 62 18.1 Capital and operating costs ....................................................................................................... 62 18.2 Risk assessment........................................................................................................................ 63 19 Economic analysis ............................................................................................................................. 63 19.1 Key assumptions, parameters and methods .............................................................................. 63 19.2 Results of economic analysis ..................................................................................................... 64 19.3 Sensitivity analysis ..................................................................................................................... 65 AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 7 20 Adjacent properties ............................................................................................................................ 65 21 Other relevant data and information ................................................................................................... 66 21.1 Inclusive Mineral Resource ........................................................................................................ 66 21.2 Inclusive Mineral Resource by-products .................................................................................... 67 21.3 Mineral Reserve by-products ..................................................................................................... 68 21.4 Inferred Mineral Resource in annual Mineral Reserve design .................................................... 68 21.5 Additional relevant information ................................................................................................... 68 21.6 Certificate of Qualified Person(s) ............................................................................................... 70 22 Interpretation and conclusions ........................................................................................................... 70 23 Recommendations ............................................................................................................................. 71 24 References ........................................................................................................................................ 72 24.1 References ................................................................................................................................ 72 24.2 Mining terms .............................................................................................................................. 74 25 Reliance on information provided by the Registrant ........................................................................... 78 List of Figures CdS2 sulphide flowsheet ........................................................................................................................ 11 Operational costs and Capital costs ........................................................................................................ 12 CdS Tenements ...................................................................................................................................... 13 Córrego do Sítio location map ................................................................................................................. 16 CdS Infrastructure Map ........................................................................................................................... 17 Location of CdS1, CdS2 and CdS3 units and their main targets. ............................................................ 19 Córrego do Sítio Lithostratigraphic Column (after Dorr 1969, Lima 2012 & Roncato 2015) ..................... 23 Simplified cross section across the Córrego do Sítio deposits ................................................................ 23 Simplified cross section across the Córrego do Sítio deposits showing CdS potential, drill holes and underground workings ............................................................................................................................ 24 The following images show the location of 2021 drill program. In CdS, the channel samples are collected only as grade control, just before mining. ................................................................................................ 27 Plan view of 2021 drill programme of Córrego do Sítio Exploration. ........................................................ 27 Flowchart with all data collection and analyses leading to a hydrologic site and system conceptual model (Anderson et al. 2002) ............................................................................................................................ 29 Flowchart with all data collection and analysis steps to complete the Groundwater Modelling and predictive scenario analysis workflow (Anderson et al. 2002) .................................................................. 30 Location of springs mapped in CdS1 and CdS2 in 2021. ........................................................................ 31 Location of water monitoring points. ........................................................................................................ 33 Location of the piezometers and wells used to calculate the hydrodynamic parameters. ........................ 35 Process of field data collection ................................................................................................................ 36 Laboratory test data ................................................................................................................................ 37 Drill core split before sampling ................................................................................................................ 39 Insertion of sample tag in the core box sample position .......................................................................... 39 Drill core sample packed and tagged ...................................................................................................... 40 Blank insertion as part of QA/QC program .............................................................................................. 40 Sampling plan being updated and inserted into the database ................................................................. 40 CdS Inclusive Mineral Resource grade and tonnage curve (surface) ...................................................... 45 CdS Inclusive Mineral Resource grade and tonnage curve (underground) .............................................. 45 Slope Design Process, modified from Read & Stacey, 2009. .................................................................. 53 Table of geomechanical parameters used to optimise and analyse the final Underground design. ......... 54 General mining layout for Underground and Open Pit. ............................................................................ 55 AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 8 CdS1 Final layout - Open Pit and underground Mineral Reserve ............................................................ 56 CdS2 Final layout - OP and UG Mineral Reserve ................................................................................... 56 CdS3 Final layout – OP and UG Mineral Reserve ................................................................................... 57 General Sulphide Plant Flowsheet .......................................................................................................... 58 General Heap Leach Plant Flowsheet ..................................................................................................... 59 Gold and silver price historical data ........................................................................................................ 60 Sensitivity Analysis for key value drivers (numbers as after-tax NPV0 , in USD M) .................................. 65 Mineral Resource conversion from Carvoaria/Laranjeiras main orebody is based on the addition of new exploration drilling information. ............................................................................................................... 69

AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 9 1 Executive Summary 1.1 Property description including mineral rights Córrego do Sítio (CdS) is wholly owned by AngloGold Ashanti Córrego do Sítio Mineração (AGACSM). It has been in operation since 1989 and consists of open pit and underground mines. The operation is in production phase. The CdS complex is located in the municipalities of Santa Bárbara and Barão de Cocais, that are located 90km east of the city of Belo Horizonte in Minas Gerais State, in the southeast of Brazil. These operations are included in an important mining district referred to as the Quadrilátero Ferrífero (Iron Quadrangle) the second biggest Brazilian area for the production of iron, gold and manganese. The operation is centred on 43 28’ 5”W, 19 58’ 37”S. Gold has been intermittently mined in the Santa Bárbara and Barão de Cocais region since the 19th Century. Modern exploration was undertaken across the CdS area in the 1980s by Morro Velho and São Bento Mineração. An AngloGold Ashanti Feasibility Study (FS) for the oxide Mineral Reserve, to be mined by open pit and treated in a heap leach plant, was approved in 1987. The CdS open pit operations started in the 1990s, with the first phase of production between 1990 and 1998. In 2002 development of underground exploration drifts began at CdS I and in 2007 the São Bento Mine was acquired from Eldorado Gold Corporation. A FS for the sulphide Mineral Reserve, to be mined underground and treated in a sulphide plant, was concluded in 2010. Implementation followed and the ramp-up was concluded in 2012. In 2011, there were major renovations to the structure of the São Bento metallurgical plant that were completed in 2012. In 2013, the crushing circuit was improved to optimise the throughput. CdS is covered by five Brazilian National Mining Agency (ANM) concessions, namely 930.556/2000; 930.181/2008; 830.129/1982; 833.472/2003 and 830.943/1979, held by AGACSM, covering a total of 6,017.44ha. All concessions are currently active, in good legal and operational standing, and free of liabilities and/or major obligations. According to Brazilian mining law, the expiry of claims, licenses, and other tenure rights coincide with the depletion of the Mineral Reserve, cessation of mining operations and legally required post-operational activities (such as mine closure), provided all annual reports have been approved by the ANM. The CdS complex is a mine operation consisting of 2 underground mines: CdS1 and CdS2. CdS1 is accessed by declines via mine portals, and CdS2 is accessed by a mine shaft. In addition there are two open pits, one in operation (Rosalino OP) and the other that will start in 2022 (Pinta Bem OP). There is a project with satellite bodies (CdS3) that has only exploration activities at the moment. The operation has 2 processing plants, a sulphide plant with a capacity of 1,000ktpa and a heap leach with a processing capacity of 860ktpa. CdS has produced 264koz since 2019 and has a mine production capacity of about 1,900ktpa. The exploration campaigns are aimed at brownfields and near mine opportunities and in 2021 121km were completed and these focused on Mineral Resource addition and conversion from the main CdS1, CdS2 and CdS3 targets. 1.2 Ownership CdS is owned and operated by AngloGold Ashanti Córrego do Sítio Mineração SA (AGACSM), operating on in its own properties at CdS1 (Cristina) and CdS2 (São Bento), and CdS3. 1.3 Geology and mineralisation The CdS gold deposit is located in the eastern part of the lower to middle greenschist facies of the Rio das Velhas Archaean, in the Quadrilatero Ferrero region, on the southern margin of the Sao Francisco Craton in Brazil. CdS is an orogenic gold deposit hosted in intensely deformed clastic, volcanoclastic, carbonaceous schists and metagreywackes in an approximately 30km northeast/southwest striking shear zone. Hydrothermal alteration phases associated with the mineralisation are dominated by sericite and carbonate. AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 10 The CdS1, 2 and 3 gold deposits and associated targets are located in a gold trend that extends for approximately 14km in a north-easterly direction, from Grota Funda (CdS1) in the south to Jambeiro (CdS3) in the north, which developed in a compressional tectonic regime. Gold is associated with quartz and fine grained acicular arsenopyrite. The main gold targets and deposits are distributed over three trends, namely the CdS Trend (metasedimentary hosted), the Donana Trend and the Cristina Trend hosted in Banded Iron Formation (BIF). At CdS1, the main orebodies are Rosalino, Cachorro Bravo, Laranjeiras and Carvoaria, which constitute the current production sources and most of the Mineral Resource. At CdS2, the main orebodies are São Bento, Pinta Bem (both BIF hosted) and Sangue de Boi (metasedimentary hosted). At CdS3, where limited exploration has taken place, the Anomalia I orebodies are the best understood and have the highest potential, hosted in the metasedimentary and BIF sequences, and the Jambeiro and Mina de Pedra targets are less well drilled and understood. The CdS deposits consist of narrow northeast to southwest elongated and folded lenses of mineralisation, parallel to the main regional deformational structure (S2), dipping 60 to 70° to the southeast and plunging 20 to 30° to the northeast. The orebodies are consistently folded, boudinaged and locally disrupted by younger structures. CdS is an orogenic type deposit which is comprised of many hydrothermal lodes with quartz veins and low grade sulphides, disseminated in the wall rocks. In general, the mineralisation consists of sericitic zones and quartz veinlets hosted in metapellite and BIF. The sedimentary sequence, and consequently the mineralised deposits, are cross-cut by a swarm of basic dykes of uncertain age, with a general orientation north-northeast to south-southwest dipping to the southeast, with thicknesses varying from 20cm to 20m. The gold occurs as native gold in smoky quartz veins and as microscopic or sub-microscopic inclusions in arsenopyrite (the main mineralisation style). It may also occasionally be associated with berthierite (FeSb2S4). Other typical sulphide minerals are pyrrhotite, pyrite, stibnite, sphalerite and chalcopyrite. 1.4 Status of exploration, development and operations Exploration at CdS consists mainly of drilling with a total of around 12,000 holes for 1,400km drilled up to 2021 along the CdS trends. The primary drivers of exploration are additions and conversions, high grade targets, and increases in Mineral Resource confidence. Mineral Resource addition and conversion drilling supports the production plan for the open pit and underground mines (mainly CdS1). Drilling of high-grade targets for assessment allows evaluation of potential near-mine and broader lease targets. Drilling also forms an essential part of the operational excellence plan. This role is to decrease risk in the production plan by removing low confidence Mineral Resource within the first five years of the plan. As a result of this strategy, there were large exploration programmes concluded in 2021. These included the fast tracking of oxide Mineral Resource opportunities at CdS1, particularly at the Rosalino, Cachorro Bravo and Candeias targets, with the intention of adding ounces to the short- and medium-term plan. There was also work to detail the down-plunge continuity of Mutuca and Rosalino orebodies and confirming their suitability for underground mining. As a result, a significant Mineral Resource addition was confirmed at Rosalino target. Other programmes included unlocking Mineral Resource potential at the Cristina, Donana, Campinas and Pneu orebodies, which are important to add flexibility at the CdS1 underground operations, the confirmation of continuity at the shallow portion of São Bento, drilling of Pinta Bem south pit for Mineral Resource conversion and testing the down-dip and down-plunge continuity of Carvoaria and Laranjeiras. In the last 3 years, CdS has excavated around 36km of development in the CdS1 and CdS2 mines. The average gold production for the last 3 years was about 90koz per year from the sulphide and heap leach plants. 1.5 Mining methods The underground mining method for CdS is sub-level stoping. Each panel consists of three levels with secondary development drives that range from 100m to 600m along strike . The stopes are around 15m high and the mining sequence method varies between top-down and bottom up, which is only used in specific areas. Geotechnical parameters require that sill pillars are 4 to 7m high, and rib pillars 5m wide. The access into CdS1 underground is by decline and into CdS2 underground is by shaft. AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 11 The open pit operation uses conventional bench mining, with bench height of 8m (mined in 4m flitches) and 3.2m berms. The material transport (ore and waste) is done by trucks and the excavation by backhoe loader. The rock breaking method varies according to the rock hardness, using either explosives or mechanical excavation. 1.6 Mineral processing There are two metallurgical plants in CdS: the heap-leach plant for oxide ore and the sulphide plant. The sulphide process consists of crushing, grinding and gravity concentration, flotation, thickening, pressure oxidation (POX autoclave), carbon in leach (CIL) extraction, elution, neutralisation, electro- winning and tailings disposal. The sulphide plant and POX circuit have a capacity of 1,000ktpa. The heap leaching process consists of crushing, agglomeration, stacking, leaching, adsorption, elution and electro-winning, with capacity of 860ktpa. CdS2 sulphide flowsheet 1.7 Mineral Resource and Mineral Reserve estimates The exclusive Mineral Resource comprises the inclusive Mineral Resource less the in situ Mineral Reserve. It also includes the Inferred Mineral Resource and the Mineral Resource that lies within the Mineral Resource model between LOM design shell optimised at the Mineral Resource cut-off grade and quoted at the Mineral Resource cut-off grade (Open Pit) and the Mineral Resource that lies outside an underground design but within shapes defined at Mineral Resource price and quoted at 0g/t cut off. CdS’s exclusive Mineral Resource is estimated as 24.80Mt at 3.69g/t for 2.94Moz The exclusive Mineral Resource is made up of underground (92%) and open pit (8%). The main sources of underground ore are Rosalino (21%), São Bento (23%) and Sangue de Boi (10%). AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 12 Exclusive gold Mineral Resource AGA Mineração - Córrego do Sítio Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz AGA Mineração - Córrego do Sítio Measured 2.24 3.07 6.88 0.22 Indicated 6.02 3.09 18.62 0.60 Measured & Indicated 8.26 3.09 25.49 0.82 Inferred 16.54 3.99 65.95 2.12 The 2021 CdS Mineral Reserve was significantly impacted by an increase in capex and operational costs, as a consequence of implementing filtering capability at the plant for dry stacking and other TSF structures. This led to an increase in the UG cut-off grade and a review of the pit optimisation. The open pit sulphide Mineral Reserve was very sensitive to cost increases and dropped significantly with the new scenario. Total Mineral Reserve decreased 19.5koz, from 397koz to 378koz. Gold Mineral Reserve AGA Mineração - Córrego do Sítio Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz AGA Mineração - Córrego do Sítio Proven 1.10 1.99 2.18 0.07 Probable 3.36 2.85 9.57 0.31 Total 4.46 2.63 11.75 0.38 1.8 Summary capital and operating cost estimates The following files were used to estimate capital and operating costs in Córrego do Sítio’s Mineral Reserve 2021 (CdS): • OPEX (Fixed, variable, reclamation and G&A Costs): Based on Anglogold Ashanti CdS 2021 production outlook 5+7 (File: “5+7_LOM.xls”). • SIB: Based on Anglogold Ashanti CdS Strategic Options 2022 (File: “SO22_CAPEX_Cenários - REV08 (20210517) – COG.xls”). Costs show an increase, compared to 2020, in development variable costs due to increases in surface support installation. No major changes in underground production costs or open pit costs occurred, but sulphide plant costs have increased significantly as mentioned above. General and administration (G&A) costs also increased and are now included in processing operations, as per AngloGold Ashanti guidelines. Capital costs increased for the underground mine, considering new infrastructure expenditures, and also for Heap Leach Plant. Operational costs and Capital costs

AngloGold Ashanti Córrego do Sitio - 31 December 2021

Summary of Total and unit costs

	TOTAL COSTS (MUS$)	TOTAL PRODUCTION (Mt)	UNIT COST (US$/t)
STOPE	37.35	0.55	67.53
OP	13.80	5.02	2.75
HL	8.71	0.78	11.14
MILL	46.76	1.02	45.72

	TOTAL COSTS (MUS$)	TOTAL PRODUCTION (km)	UNIT COST (US$/m)
SECONDARY	14.28	7.33	1,947.68
PRIMARY	14.39	5.68	2,531.35

1.9 Permitting requirements

Mineral Rights / Concessions are limited by a specific perimeter and AGACSM is not allowed to mine outside this permitting line. In order to control this parameter, the Company has a software package (Jazida^{TM}) that clearly shows these aspects.

CdS Tenements


N
2 km
Cachoeira da Cambota
Estância Peti
MG-436
Barão de Cocais
River Park
930.556/2000
Brumal
MG-129
833.472/2003
830.129/1982
São Gonçalo do Rio Acima
930.181/2000
Cachoeira do bileto
Vale das Borboletas
Bicame de Pedra
CDS Mining Concessions

CdS holds five ANM concessions, ANM Mining Concessions titles 930.556/2000; 930.181/2008; 830.129/1982; 833.472/2003 and 830.943/1979, which covers an area of approximately of 6,017.44ha. The Brazilian mining legislation states that within the internal perimeter of any mining concession, exploitation and development activities may be carried out by a mining company at any range of depths from the surface. Mining concessions are granted for an undetermined period of time, and it is only linked to the exhaustion of the deposit.

30 March 2022 13

AngloGold Ashanti Córrego do Sitio - 31 December 2021

The 31st December 2021 declared Mineral Resource and Mineral Reserve are contained within this area and CdS has the surface rights to the necessary areas of the ANM required for mining and infrastructure.

All the Mineral Reserve declared in this report are within AGACSMs property and inside Mine Permit no 930.556/2000; 930.181/2008; 830.129/1982, 833.472/2003 and 830.943/1979 of AGACSM, issued by the Brazilian Mining Agency DNPM.

There were no changes to the cession boundaries and its term / duration during 2021.

At the time of compiling this report, there were no known risks that could result in the loss of ownership, in part or in whole, of the deposits that were used in estimating the Mineral Resource and Mineral Reserve as of 31st December 2021.

1.10 Conclusions and recommendations

In the Qualified Persons (QP) opinion, there are no data or factors that could materially impact the Mineral Resource estimates. Significant improvements on the geological model and estimation have been performed in 2021. Data collection and storage follow robust and rigorous quality and safe procedures. Geological modelling, estimation and classification were submitted to validations by internal experts.

All information contained in this report was provided by technical specialists.

In the QP's opinion, the 2021 Córrego do Sítio Mineral Resource estimate is appropriate.

The CdS Mineral Reserve is updated with new information from geological models, external assumptions, costs and other modifying factors. Final numbers show a decrease in Open Pit Mineral Reserve, impacted by increasing capex, operational and processing costs for both plants (sulphide and heap leach). This update led to removal of low-margin Mineral Reserve and a new approach for CdS requires more selectivity in terms of grades to increase operational margin.

2 Introduction

2.1 Disclose registrant

The registrant is AngloGold Ashanti Limited.

2.2 Terms of reference and purpose for which this Technical Report Summary was prepared

This technical report has been prepared for the purpose of reporting all relevant information about Exploration Results, Mineral Resource and Mineral Reserve and is consistently undertaken in a manner in accordance with AngloGold Ashanti's business expectations and also in compliance with internationally accepted codes of practice adopted by AngloGold Ashanti. AngloGold Ashanti requires that the Mineral Reserve that is an outcome of this process is generated at a minimum of a Pre-Feasibility Study (PFS) level.

The terms of reference are following AngloGold Ashanti Guidelines for the Reporting of Exploration Results, Mineral Resource and Ore Reserve (hereinafter referred to as the Guidelines for Reporting) and based on public reporting requirements as per regulation S-K 1300. Although the term Mineral Reserve is used throughout S-K 1300 and this document, it is recognised that the term Ore Reserve is synonymous with Mineral Reserve. AngloGold Ashanti uses Ore Reserve in its internal reporting.

The Technical Report Summary aims to reduce complexity and therefore does not include large amounts of technical or other project data, either in the report or as appendices to the report, as stipulated in Subpart 229.1300 and 1301, Disclosure by Registrants Engaged in Mining Operations and 229.601 (Item 601) Exhibits, and General Instructions. The qualified person must draft the summary to conform, to the extent practicable, with the plain English principles set forth in § 230.421 of this chapter. Should more detail be required they will be furnished on request.

The following should be noted in respect of the Technical Report Summary:

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

- All figures are expressed on an attributable basis unless otherwise indicated
- Unless otherwise stated, $ or dollar refers to United States dollars
- BRL refers to Brazilian real
- Group and company are used interchangeably
- Mine, operation, business unit and property are used interchangeably
- Rounding off of numbers may result in computational discrepancies
- To reflect that figures are not precise calculations and that there is uncertainty in their estimation, AngloGold Ashanti reports tonnage, content for gold to two decimals and copper, content with no decimals
- Metric tonnes (t) are used throughout this report and all ounces are Troy ounces
- Abbreviations used in this report: gold – Au and sulphur - S
- The reference co-ordinate system used for the location of properties as well as infrastructure and licences maps / plans are latitude longitude geographic co-ordinates in various formats, or relevant Universal Transverse Mercator (UTM) projection.

2.3 Sources of information and data contained in the report / used in its preparation

The information and data contained in this Technical Report Summary were provided by technical specialists from each specific discipline and the QP's.

2.4 Qualified Person(s) site inspections

The QP's are based on the operation and are 100% allocated to CdS and regular mine visits are undertaken by AngloGold Ashanti technical staff. Inspections are frequently performed both by the QP's and technical specialists to check the main areas (open pit and underground mine operation, drilling and channel sampling data collection, core shed, laboratory, metallurgical plant).

2.5 Purpose of this report

This is the first time reporting of the Technical Report Summary for this operation / project (according to regulation S-K 1300 issued by the SEC). There are no previously filed Technical Report Summaries for this operation / project. Reporting in this Technical Report Summary is related to Mineral Resource, Mineral Reserve, or exploration results for AngloGold Ashanti.

3 Property description

3.1 Location of the property

CdS complex is located in the municipalities of Santa Bárbara and Barão de Cocais, that are located 90 km east of the city of Belo Horizonte in the Minas Gerais State, southeast of Brazil. These operations are included in an important mining district referred to as the Quadrilátero Ferrífero (Iron Quadrangle), the 2nd major Brazilian producer of iron, gold and manganese. The coordinate system of operation is Córrego Alegre. The operation is centred around 43 28' 5"W, 19 58' 37"S.

AngloGold Ashanti holds all mineral, environmental and legal requirements from the Federal Government and Minas Gerais state and also from Agência Nacional de Mineração (ANM).

Mining concessions are granted for a period beyond the existing Mineral Reserve life and include areas of likely Mineral Resource to Mineral Reserve conversions. All environmental licenses remain valid while this application is under consideration.

As part of the environmental permitting process, the Government Environmental Agency requires the company to implement social programs that guarantee transparency to the local community. Regular meetings are in place to engage the community to AngloGold Ashanti projects. The company also enjoys a good reputation with the community and local government, with a huge part of its employee staff made up of local people, with a large number of social projects being developed. AngloGold Ashanti is permanently working to maintain the social licensing for its operation.

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

Córrego do Sítio location map


Minas Gerais
Cuiabá Mine
Brucutu Mine
Belo Horizonte
Lamego Project
São Bento Mine
Santa Bárbara
Raposos
Córrego do Sítio Mine
Nova Lima
RPPN Caraça
Rio Acima
Km

Most common issues are related to blast noise, dust from road haulage operations and perceived impacts on water supplies. These impacts are measured during environmental impact assessments and mitigation programs are suggested during the permitting period. In most of the cases, new projects also have positive benefits such as the employment of local people. This allows the development of the local economy and improvement of resources to the community.

As far as cultural impacts, AngloGold Ashanti complies fully with the requirements of IEPHA (State Institute of Historical and Artistic Heritage) and IPHAN (National Institute of Historical and Artistic Heritage) including the mitigation and compensation for impacts on archaeological heritage. For instance, terms of agreements are discussed with these institutions and the company after they approve new projects. AngloGold Ashanti has to strictly follow these terms, adherence of which is regularly evaluated by these institutions.

Tailings dams (TSF) capacity, management of the requirements of the new tailings legislation and the AngloGold Ashanti transition for dry stacking have been key challenges in CdS. An action plan is under way to address these challenges through a TSF programme created to focus on tailings management. The Pinta Bem Expansion Project and Dam Reclassification and Decomissioning projects are part of this plan to reduce the operational risks as they offer spaces for dry stacking. Both projects were already aligned with the Environmental Agency and the implementation is already underway.

Other risks to the execution of the production plan rely on slope stability and any loss of infrastructure for processing due to any kind of accidents. Due to the Brumadinho Dam collapse, there is the possibility that regulations and requirements become more stringent, which may cause delays.

3.2 Area of the property

The area of the CdS property is 6,017.44ha inside five mining permits

3.3 Legal aspects (including environmental liabilities) and permitting

The Córrego do Sítio mining operation and its facilities, as well as its presently delineated Mineral Reserve and Mineral Resource, are located on five ANM concessions (ANM Mining Concessions titles 930.556/2000, 930.181/2008, 830.129/1982, 833.472/2003 and 830.943/1979). These concessions formally belong to the local company AngloGold Ashanti Córrego do Sítio Mineração S.A. and cover a total of 6,017.44ha. The Brazilian mining legislation also states that within the internal perimeter of any mine

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

manifest or mining concession, exploitation and development activities may be carried out by a mining company at any range of depths from the surface.

Recently, a request was made to amalgamate the mining concessions into a new mining group was made to the ANM and approved. The next step will be to publish the new mining group in the Federal Gazette. This mining group, mining title 930.065/2018, will group in a single process all mining concessions and claimstakes mines of CdS, as well as to update the Plano de Aproveitamento Econômico (PAE) (below). In Brazil, mining concession is granted for an undetermined period of time, and it is only linked to the exhaustion of the deposit.

CdS Infrastructure Map


Insert: Total mining lease area
to Itabira
Barão de Cocais
CdS III
Barra Feliz
São Bento
(non operational)
CdSII
Santa Barbara
CdS II
Onça
Brumal
to Catas Altas
Campo Grande
Santa Barbara
Mine
Cristina
CdS I
Rosalino
Licences
Mining
Mining Application
Exploration
Exploration Application
Mine Infrastructure
Pits
Plant
Leach Pad
TSF
Waste Dumps
Underground access
Settlements
Towns
Villages
Roads
Main
Secondary
Insert
Total mining lease area
Map zoomed in area
Plant CdS I centroid co-ordinates
20°0'58"S, 43°31'11"W
0
1
2
3 Km
N

All the Mineral Reserve declared in this report are within AGACSMs property. The Rosalino Mineral Reserve is already in an area that has an environmental permit, as well as the waste dump that will receive all the waste from mine development. Pinta Bem Expansion Project area had its approval in July 2021 by the Environmental Agency, generating additional ROM and implementation of dry stacking (tailings and waste co-disposal). Under the ANM Governmental Agency perspective and jurisdiction, the Córrego do Sítio Claimstake Mine (mining titles 930.556/2000; 930.181/2008; 830.129/1982; 833.472/2003 and

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

830.943/1979) is currently active, in good legal and operational standing, and free of liabilities and/or major obligations.

Mining concessions are granted to the holders of exploration licenses that can prove the existence of a Mineral Resource and have been licensed by the environmental competent authority. AGACSM is within the Brazilian Atlantic Forest biome, which is a sensitive area heavily controlled by Environmental Agencies. Open pit operations are under specific laws as well as environmental controls, and conditions are defined during the licensing process.

Open pit operations are under specific laws as well as environmental controls, and conditions are defined during the licensing process.

All the Mineral Reserve declared in this report are within AGACSMs property and inside Mine Permit no's 930.556/2000, 930.181/2008, 830.129/1982, 833.472/2003 and 830.943/1979 of AGACSM, issued by the Brazilian Mining Agency DNPM.

3.4 Agreements, royalties and liabilities

Royalties payable in Brazil, named CFEM (Compensao Financeira pela Exploracao de Recursos Minerais) in this report, are based on 1.5% of gold revenue and are included in the cash flow analysis. There are no other parties that hold a royalty or similar interest in the property.

AngloGold Ashanti progressively rehabilitates the sites, and any impact generated on the environment due to site operation is mitigated and recovered as part of the permitting obligations. The Environmental Agency evaluates these rehabilitation works frequently through inspections. Therefore, although there are impacts caused by the operation, they are regularly rehabilitated.

4 Accessibility, climate, local resources, infrastructure and physiography

4.1 Property description

CdS complex is comprised of three different mining sites (CdS1, CdS2 and CdS3) all located at Santa Bárbara city. CdS1 is comprised of an open pit and underground mines in operation while in CdS2, there is only an underground operation. Both of them are easily accessible by roads which are in good condition.

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

Location of CdS1, CdS2 and CdS3 units and their main targets.


Location map
BARAO DE COCAIS
SANTA BARBARA
Anomalia III
Anomalia I
São Bento
Pinta Bem
Sangue de Boi
Carvoaria Velha
Laranjeiras
Cachorro Bravo
Rosalino
Legend:
Targets
Córrego do Sitio Complex - CDS I
Córrego do Sitio Complex - CDS II
Córrego do Sitio Complex - CDS III
City boundary
ANGLOGOLD ASHANTI CÓRREGO DO SÍTIO MINERAÇÃO S/A
Córrego do Sitio Complex Orebodies Trend Section
GIS / Database team

CdS operates all year round, with only reduced productivity in the open pit mine during heavy rains.

AGACSM enjoys good a reputation with the community and local government, with a huge part of the employees made up of local people and a large number of social projects being developed. AGACSM has the social licensing for its operation during the life of mine.

CdS presents tailings deposition in pulp to a centerline tailings dam and in dewatered tailings deposition piles. Currently CdS has a dry stacking filter installed and in operation, two other filters are in the implementation phase. It has a tailings disposal capacity of 20Mm^3 in the following structures: CdS2 Tailings Containment Dam, Grota 1 Pile, São Bento Pile and CdS1 Tailings Disposal Pile.

The disposal of waste from open-pit and underground mines takes place in waste dumps called Carvoaria, Cachorro Bravo, Crista, São Bento and Grota 1, which together have a storage capacity of 23Mm^3.

The heap leach pad has a nominal capacity of 100kt per month. All of the heap leach tailings are removed and piled in the dry tailing stockpile. There is no plan in 2022 to expand the heap leach plant.

A conceptual study is ongoing to understand potential processing plant sites for the sulphide plant expansion capacity from 1Mtpa to 1.5Mtpa.

Climate Aspects

The regional rainfall regime varies between 1,100mm and 1,700mm per year. The rainy season occurs from October to March, and the dry period occurs from April to September, with June being the driest month (monthly average of 12.90mm). CdS is located in the area of the Atlantic Forest, in contact with the Cerrado, which is a sensitive area heavily controlled by Environmental Agencies. Open pit operations are under specific laws as well as environmental controls. Conditions are defined during the licensing process.

Water Resources

The Córrego do Sítio Complex is located in the state of Minas Gerais, between the municipalities of Santa Bárbara and Barão de Cocais. The area belongs to the Piracicaba River Basin, a second-order tributary of

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

the left bank of the Doce River, a federal basin, located in the central-eastern portion of the state of Minas Gerais. The main water courses in the area are the Conceicao River, Sítio stream,Sao Joao River and Santa Bárbara River.

5 History

The Santa Bárbara and Barão de Cocais region has being intermittently mined for gold since the nineteenth century.

1898-1906: the British group São Bento Gold States Ltd. began work and produced 211,000t @ 9.27g/t gold.

1980's: The modern prospecting works started in 1980 by Unigeo Geologia e Mineração (Morro Velho) and São Bento Mineração S.A. (Eldorado Gold Corporation), where each company explored different areas.

1987-2007: São Bento Mineração produced 1.83Moz from underground mining of sulphide-bearing iron formation.

1990-1998: Itajobi Mining (Morro Velho) open pit operations started in the 1990s. In this first phase of production, 1,748,172t @ 3.54g/t totalling 198,966oz were mined.

2002-today: Córrego do Sítio (AngloGold Ashanti) open pit second phase started in 2002 and, up to 2020, produced around 421koz in the heap leach plant. In 2002, development of the exploration ramp began in the direction of the sulphide ore of Cachorro Bravo underground.

2007: Acquisition of São Bento Mine by AngloGold Ashanti Ltd.

2010: CdS1 underground project was approved in May 2010.

2010: Start of São Bento's Mine (CdS2) underground operation by AngloGold Ashanti.

2011: Start-up of São Bento (CdS1)Sulphide plant, which up to 2020, has produced around 656koz gold.

2017: Record in production (124koz).

2020: Record in development (13kmpa) and treated tonnes (889kt pa)

The CdS Mineral Resource can reasonably be considered as economic, mainly due to the historical production, that demonstrates the modifying factors are realistic and support detailed engineering projects. In the Mineral Reserve design, all the necessary infrastructure is included. All the historical mine factors and Mine Call Factors (MCF) are applied. After concluding the design, the mine scheduling is made on an annual basis, with NPV and cash flow analysis.

Over the last five years, the most significant changes at Mineral Resource estimates were:

- 2017: Review of the Rosalino's model
- 2018: Minimum thickness review of the geological models
- 2019: Mineral Resource constraining process (MSO) which leads to a reduction of declared Mineral Resource in comparison to the previous year.
- 2020: Cut-off grade reduced (from 1.41g/t to 1.16g/t). Gold price from $1,400 to $1,500.
- 2021: For underground, the MCF is 90.9% if the model is composed both of high grade and waste block models combined (mining areas that are in production at Carvoaria, Laranjeiras, Cristina, Pneu), and 92.4% if there are no waste cells in the block model.

Historical Mineral Resource and production statistics, respectively:

- 2016: 5.86Moz and 0.11Moz
- 2017: 5.21Moz and 0.14Moz
- 2018: 4.68Moz and 0.13Moz
- 2019: 3.40Moz and 0.11Moz

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

- 2020: 3.58Moz and 0.14Moz
- 2021: 3.33Moz and 0.11Moz

Underground

For the Mineral Reserve calculation, the following geotechnical parameters are considered, the minimum mining thickness of 1.5m, the maximum height of 15m vertical for the stopes and the strike length varying between 15 to 72m according to the mining area and the dip.

The historical Modifying Factors of CdS are as follows: stope operational dilution is calculated according to the equation shown below (based on stope thickness), varying between 15% to 43%, stope underbreak (10%), and MCF (90.9% or 92.4%). A 90.7% metallurgical recovery is applied at the time of COG calculation.

Stope Operational Dilution Equation

$$\text{Operational Dilution (\%)} = \frac{(0{,}376+0{,}0554 \times LG_i+0{,}0386 \times E_P)^2 \times 120}{E_p}$$

Where: LGi = Gallery Width;
Ep = Stope Thickness.

The mining method selected is sublevel stoping using a top-down mining sequence for Mineral Reserve calculations. All necessary infrastructure (ventilation, pumping and electrical system) is considered.

Open pit

The Open pit Mineral Reserve is estimated using a regularised block model, compatible with the current mining equipment, therefore, no additional dilution and loss factors are input because they are already considered in the regularised block model. MCF is 100%, and the plant recoveries depend on each ore type and processing route:

- Oxide - HL: 70.16%
- Transition - HL: 37.73%
- Transition - Mill: 75.0%
- Sulphide - Mill: 90.7%

Reconciliation of Produced Grade, Tonnage and Gold – 2018 to 2021

Córrego do Sítio Open Pit	Year			
Reconciliation Entity	2018	2019	2020	2021
Mineral Resource Model (oz)	27,303	17,694	33,912	20,209
Grade Control Model (oz)	25,119	18,228	35,802	20,820
Percentage (%)	92	103	106	103

Córrego do Sítio Open Pit	Year			
Reconciliation Entity	2018	2019	2020	2021
Mining Feed (oz)	30,387	18,296	33,085	20,966
Plant Accounted (oz)	27,319	16,110	35,010	22,839
Percentage (%)	90	88	106	109

Córrego do Sítio Underground	Year			
Reconciliation Entity	2018	2019	2020	2021
Mineral Resource Model (oz)	98,732	69,384	94,195	96,725
Grade Control Model (oz)	102,494	81,913	104,442	95,021
Percentage (%)	104	118	111	98

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

Córrego do Sítio Underground	Year			
Reconciliation Entity	2018	2019	2020	2021
Mining Feed (oz)	104,690	80,204	100,427	89,405
Plant Accounted (oz)	95,128	76,913	86,058	77,504
Percentage (%)	91	96	86	87

6 Geological setting, mineralisation and deposit

6.1 Geological setting

The CdS gold deposit is located in the eastern part of the Archean Rio das Velhas Greenstone Belt, in the Quadrilátero Ferrífero region, at the southern margin of the Sao Francisco Craton in Brazil (Lobato et al., 2001). It represents a Late Archean, orogenic gold deposit and is hosted in intensely deformed marine sedimentary metamorphosed rocks (metaturbidites, metapelites, carbonaceous schists, metagraywackes, banded iron formations) in a shear zone approximately 30km long striking NE-SW. Hydrothermal alteration phases associated with the mineralisation are dominated by quartz, sericite and carbonate. Three main ore types can be distinguished: gold quartz-carbonate-sulphidesulphosalts veins in carbonaceous schist disseminated gold, sulphide minerals on carbonaceous schist or in brecciated metagreywackes, and gold-quartz-sulphide ore in Banded Iron Formation Algoma Type at São Bento Mine.

Córrego do Sítio is an orogenic type deposit characterised by hydrothermal gold mineralised fluids liberated during the metamorphic process in compressional tectonic settings. Gold mineralisation occurs in irregular pods distributed along 16km of the shear zone within Córrego do Sítio and Santa Quiteria units of the Nova Lima Group. It is controlled by regional SW-NE shear thrust faults dipping 70º SE, creating one to four sets of mineralised trends, where, inside each trend, orebodies occur as stacked lenses, generally concentrated in the axial plane of the isoclinal/tight folds.

Mineralisation widths vary from 0.6m to 10m, and the average thickness is 1m. The mineralised orebodies are narrow and elongated lenses, oriented NNE-SSW. They are folded and boudinaged, and locally interrupted, showing a plunge of 20 to 30º and a pitch angle to SE. Mafic dyke swarms cross cut or are associated with the mineralisation.

6.2 Geological model and data density

Orebodies are narrow and elongated (1-4m x 60-70m x 150-200m) lenses, oriented NE-SW, folded, boudinaged and locally showing plunge to NE and dip to SE.

The geological modelling, plunge studies and associated structures guide the drilling works, sampling and also the estimation of the Mineral Resource. The geological interpretation has been used for the modelling of the ore (wireframes) and to find the greatest continuity of the deposit (plunge).

The main factors controlling mineralisation are ductile and brittle structures such as folds and faults, as well as the swarm of dykes and subsequent rock type.

The exploration plan is based on the investigation of down-plunge and lateral continuity of orebodies along the prospective trends.

The data consist of surface and underground drilling and channel samples, which are analysed through fire assay by the internal laboratory and ALS Chemex, an external laboratory. The sample lengths are usually between 0.60m and 1.20m, with compositing done at approximately 0.70m lengths. Data validation is part of the first steps of Mineral Resource modelling. For checking inconsistent data like gaps, overlaps, and duplicate intervals, audits are systematically conducted during the year. Mineral Resource is supported by a drilling pattern of at least 100m x 100m.

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

The CdS area has been studied for more than 30 years with modern exploration techniques, and with more than 1.3 million (1,300km) metres drilled. The drilling supports the current exploration models.

Sulphide mineralisation exploration is guided by the SW-NE trend, SE fold hinge plunge, hydrothermal alteration and pyrrotite conductivity. The oxide mineralisation occurs on surface and its control is based on brittle structures and oxidation transition (weathered to fresh rock).

Córrego do Sítio Lithostratigraphic Column (after Dorr 1969, Lima 2012 & Roncato 2015)


CDS LITHOSTRATIGRAPHIC COLUMN after Dorr 1969, Lima 2012 & Roncato 2015
Age
Supergroup
Group
Espinhaço
Individed
Paleoproterozoic
Minas
Itacolomi
Sabara
Piracicaba
Itabira
Caraça
Archean
Rio das Velhas
Maquiné
Nova Lima
Basement
SURFACE COVERS
CORREGO DO SITIO UNIT
(Resedimented association)
SANTA QUITERIA UNIT
(Clastic-chemical sedimentary association)
Cristina BIF
Sumidouro BIF
CENOZOIC
NOVA LIMA GROUP – RIO DAS VELHAS SUPERGROUP (ARCHEAN)
1500 – 2200m
Clay
Sand
Gravel
Legend:
Alluvium
Paleo-alluvium
Colluvium
Metamafic Intrusions
Metagraywacke
Banded Iron Formation & Metachert
Metapelites

Simplified cross section across the Córrego do Sítio deposits


SE
NW
Simplified cross section across the Córrego do Sítio deposits
2,000 mN
1,500 mN
1,000 mN
500 mN
0 mN
-500 mN
A
B
Rosalino
Cachorro Bravo
Cristina
Carvoaria / Laranjeiras
João Burro
Pinta Bem
Feliz
Anomalia I
Jambeiro
Anomalia II
Sangue de boi
Shaft
Donana
São Bento Deep
15 kilometers
0
1,000
metres

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23

AngloGold Ashanti Córrego do Sitio - 31 December 2021

Simplified cross section across the Córrego do Sítio deposits showing CdS potential, drill holes and underground workings


CDS POTENTIAL
CDS I
CDS II
CDS III
1.9 KM
15 KM
CDS MAIN TREND
Legend:
Boreholes (Diamond Drilling)
Underground mine development
Topography surface slice
Geological models
Plunge ~01
Azimuth 308
0 125 250 375 500

6.3 Mineralisation

The gangue minerals like quartz, plagioclase, sericite, chlorite, carbonate and carbonaceous material represent more than 95% of the total volume of the rock, with the remaining 5% metallic minerals and oxides directly related to gold mineralisation.

For the metallic minerals, arsenopyrite (FeAsS), pyrrhotite (FeS), pyrite (FeS_2) and berthierite ($FeSb_2S_4$) are important and can locally make up to 20% of ore volume.

The minerals chalcopyrite ($CuFeS_2$), ullmanite (NiSbS), gersdorfite (NiAsS), cubanite ($CuFe_2S_3$), tetrahedrite ($(Cu,Fe)_{12}Sb_4S_{13}$), sphalerite (ZnFeS), pentlandite ($(Fe,Ni)_9S_8$), hematite (Fe_2O_3), rutile (TiO_2), boulangerite group minerals ($Pb_5Sb_4S_{11}$), galena (PbS), stibnite (Sb_2S_3), cobaltite (CoAsS), cinabar (HgS), electrum (Ag-Au) and gold (Au) normally make up less than 1% of the local volume.

The mineralised zones present simple mineralogy with quartz veins, carbonate, chlorite, white mica and, locally, titanium minerals. Principal sulphides are pyrite, pyrrhotite, arsenopyrite, stibnite and berthierite. The total sulphide content is no more than 2% of the total rock.

Three parallel gold mineralised lineaments across Córrego do Sítio and São Bento extend around 16km along NE direction from Serra Redonda (CdS1 areas) to Anomalia II (CdS3 areas). Several mineralised orebodies of different mineral paragenesis occur along these corridors, which are being mined in both open pit and underground mines.

At the Córrego do Sítio property (CdS1), the mineralised lineaments are known as Córrego do Sítio, Cristina and Donana trends.

The Córrego do Sítio trend contains the main orebodies mined from surface and underground at the Córrego do Sítio property (CdS1): Grota Funda, Rosalino, Lageado, Mutuca, Cachorro Bravo, Laranjeiras, Carvoaria Velha and Bocaina. The orebodies associated with the Córrego do Sítio Trend are narrow and elongated, lense-like, trending along the SW-NE direction. They are in a subvertical foliation (~70°) and are folded, boudinaged, locally interrupted, plunging 20° to 30° to NE. In general, these orebodies are associated with quartz veins and stringers in sericitic zones hosted in metavolcaniclastic and metasedimentary rocks. The main sulphide is arsenopyrite, which occurs as acicular crystals on a

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AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 25 millimetre scale. The gold occurs as microscopic to sub-microscopic inclusions in arsenopyrite and also on the borders of this mineral. The Cristina and Donana trends are in the hanging wall of Córrego do Sítio trend and differs from that trend due to the presence of metachert and banded iron formation intercalations. Similarly, three mineralised trends occur at the São Bento property (CdS2 and CdS3): Eastern, Western and São Bento trends. The Eastern trend is composed of the Sangue de Boi, Shaft, Descoberto, Santana, Barra Feliz, Anomalia I and Amonalia II targets, totalling approximately 6km along NE direction. Preliminary results of the drilling at the Sangue de Boi target recorded the same mineral paragenesis described at the orebodies of the Córrego do Sítio trend, confirming the similarity of structural controls among the Córrego do Sítio and São Bento properties. The São Bento trend comprises gold mineralisation in BIF. It has significant mineral and economic significance being the location for the São Bento Mine. The São Bento mine operated for around 26 years from 1980 to 2006 in both open pit and underground operation, producing in this period a total of 1.8Moz. The São Bento BIF is subdivided into the lower and upper formations. In general, they are classified as oxide facies, rich in carbonate, and clastic components, which contain the primary sulphides. The Lower Iron Formation hosts much of the gold mineralisation of the São Bento Mine and has a thickness of approximately 40m. It presents four mineralised horizons, distributed near the upper and lower contacts. These horizons have variable thicknesses ranging from 0.5m to 8.0m and the gold is associated with an assembly of quartz-carbonate-sulphide. The main sulphides are arsenopyrite, pyrrhotite and pyrite. The Upper Iron Formation is approximately 100m thick. It presents a more homogeneous aspect than the Lower Formation and contains less clastic contribution and, therefore, has a lower arsenic content. Near the mineralised zones, magnetite is replaced by ankerite and/or pyrrhotite with arsenopyrite. Below Level 2, there is an increase in the percentage of pyrrhotite, where deformation becomes more intense. 7 Exploration 7.1 Nature and extent of relevant exploration work During 2021, the exploration team drilled 134km along the CdS trends from surface. The primary drivers of exploration being additions and conversions, high-grade targets, and increases in Mineral Resource confidence. The total area covered by 2021 drilling campaign was 16.56km². Mineral Resource addition and conversion drilling supports the production plan for the open pit and underground mines mainly CdS1, and CdS2. Drilling of high-grade targets for assessment allows evaluation of potential near-mine and broader lease targets. Drilling also forms an essential part of the operational excellence plan. This role is to decrease risk in the production plan by removing low confidence Mineral Resource within the first five years of the plan. As a result of this strategy, a large exploration programme was completed in 2021. The programme included the fast tracking of oxide Mineral Resource opportunities at CdS1, particularly at the Rosalino, Cachorro Bravo and Candeias targets, with the intention of adding ounces to the short- and medium-term plan. There was also work to detail the down-plunge continuity of Mutuca and Rosalino orebodies and confirming their suitability for underground mining. As a result, a significant Mineral Resource addition was confirmed at Rosalino target. Other work included unlocking the Mineral Resource potential at the Cristina, Donana, Campinas and Pneu orebodies which are important to add flexibility at the CdS1 underground operations, the confirmation of continuity at the shallow portion of São Bento, drilling of Pinta Bem south pit for Mineral Resource conversion and testing the down-dip and down-plunge continuity of Carvoaria and Laranjeiras, and testing the strike and plunge extents of the Jambeiro and Anomilia targets at the CdS3 Project. Exploration data comes mainly from surface and underground DD, channel sampling and trenches. For the oxide targets and open pits, RC drilling is frequently used. The whole process comprises planning drill holes in 3D based on local deviation rate, drilling, core orientation, collar survey, downhole deviation survey, logging recovery and depth controls, lithological description, sampling, photographic records, density collection (for sulphide targets in production, the density is measured systematically by the Archimedes principle (for oxidised samples, plastic film is used), lab analyses, QA/QC control, drill core sorting and storage. The database reliability is secured by restricted access and specific profile users according to accountabilities. Data sets include all relevant metadata, such as unique sample number, sample mass, collection date and spatial location. AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 26 The area of the property comprises 6,017.44ha within five mining permits. The whole drilling operation is physically reported through handwritten reports, which are routinely checked with the core and the digital version. All operational drilling data is digitally accessible in the database. Unique data used from other sources for regional geologic information, is all properly referenced when used in Mineral Resource and internal reports. 7.2 Drilling techniques and spacing DD is the main drilling type undertaken in Córrego do Sítio. For oxide targets, the usual core diameter is HQ (96mm). For sulphide targets, the usual core diameter is NQ (75.5mm) from surface and BQ (60mm) from underground. RC drilling is occasionally used in short-length drilling programs for open-pit operations. Oriented core drilling has been used for very deep surface exploratory drill holes by Reflex ACTTM. Directional drilling is being implemented in a case study at Carvoaria, the deepest ore body at CdS1. Database features customised qualitative geological and geotechnical logging descriptions. Geological descriptions including several rock parameters, such as deformation, lithotype, veining, hardness, weathering, mineralogy and fracturing, as well as measuring of oriented structural features such as folds, foliation and mineral lineation are systematically collected by geologists for all drill holes. Geotechnical descriptions are made by geotechnicians according to the geomechanical requirements of each target. All exploratory drill holes have their total length photographically recorded, as well as geologically logged, with both sets of data imported to the database. A drill hole spacing of 20m x 20m for Indicated Mineral Resource and 50m x 50m for Inferred Mineral Resource with auger holes has been recently used for tailing dam Mineral Resource drilling. Grade control with 8m x 8m spacing is used for open pit mines. Details of average drill hole spacing and type in relation to Mineral Resource classification Category Spacing m (-x-) Type of Drilling Diamond RC Channel Other Measured 25x25 Yes Yes Yes - Indicated 40x40 50x50 20x20 Yes Yes Yes Yes - auger holes for tailings dam Mineral Resource Inferred 100x100 50x50 Yes Yes - Yes - auger holes for tailings dam Mineral Resource Grade/ore control 12.5x12.5, 8x8 Yes Yes Yes - 7.3 Results All drilling samples are analysed at a certificated laboratory in order to evaluate their gold content. All drilling is surveyed allowing for the correct ore lens positioning and determination of continuity. Drill holes are fully described by geologists to aid understanding of the ore behaviour, structural and lithological features and to assist in geological modelling. AngloGold Ashanti has elected not to provide drilling results for its operating mines as drilling at our Brownfields operations is generally to provide incremental additions, or conversions to already reported Mineral Resource and therefore they are not seen as material. While these increase confidence in our Mineral Resource as well as add life-of-mine extensions, the incremental additions that occur on a yearly basis are not material to that operation or the company as a whole. In cases where the drilling projects are supporting a non-sustaining addition, these projects are commented on in the project section of the report (Section 1.4 and/or Section 7.1). In our major greenfield projects if any single drill result is considered material and may change the reported Mineral Resource significantly then it will be reported. Historical data without sufficient evidence (log report, QAQC information, physical register) are not used in geological models. AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 27 This Technical Report Summary is not being used to support of the disclosure of exploration results and therefore no disclosure of drilling or sample results is provided. 7.4 Locations of drill holes and other samples The following images show the location of 2021 drill program. In CdS, the channel samples are collected only as grade control, just before mining. Plan view of 2021 drill programme of Córrego do Sítio Exploration. Geotechnical data selection initially tries to use the geological drilling campaigns and collect data in the field by mapping both surface and underground exposures. When required, due to lack of information or necessity of extra understanding, geotechnical drill holes are scheduled. The diameter and size of the samples follow international standards (ISRM) and procedures when samples are being selected to send to laboratory. Geotechnical mapping is done according to RMR and Q system recommendations. 7.5 Hydrogeology Data collection for hydrogeological characterisation in the CdS1 and CdS2 mines complex follow several national standards (NBRs) developed by Brazilian Association of Technical Standards (ABNT). Certain procedures do not have a national standard and, in these cases, international standards, as US-EPA, ASTM, as well as other relevant resources, are considered. Monitoring programs are designed with the objective of collecting data that may demonstrate variations in the flow regime and water quality over time. The design of these programs is based on ASTM D5717-95E1 (1998) and EPA (2004) standards for groundwater, and on NBR 9897/1987 and ANA (2011) standards for surface water. The methods and procedures to collect and treat the data are described below: AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 28 • One of the main sources of groundwater data is monitoring wells. These are constructed based on the NBR 15495-1/2007 standard that establishes the requirements for design and construction of groundwater monitoring wells in granular aquifers, and the NBR 15495-2/2008 standard that sets the methods and procedures for development in wells. • Pumping Wells for groundwater extraction, mine dewatering and aquifer tests are installed using two different standards: NBR 12212/2017 Tube well project for groundwater extraction procedure and NBR 12244/2006 Water well construction of groundwater wells. • Once the wells are installed, groundwater levels are measured periodically using dummies and/or pressure transducers with dataloggers. In the case of pressure transducers, all data are barometric compensated by a locally installed barometer. Precipitation, temperature, and evaporation data are available from the Brazilian Water Agency (ANA) at several different stations. AngloGold Ashanti also have local climate stations at each site that monitor the same type of information. Surface water, waste water and spring discharge monitoring is conducted through one the following strategies: using a weir, a parshal flume, crest-stage cages, or a current meter. The selection of the discharge monitoring strategy is location specific and is based on aspects as typical discharge rate, section length, access to the location, and so forth. The monitoring strategy is defined during the design of monitoring program. Aquifer tests and slug-bail tests are conducted to determine hydraulic proprieties of groundwater systems. Parameters determined through these tests may include hydraulic conductivity, transmissivity, storage and anisotropy. Aquifer tests may also be used to help determine the type of aquifer assessed (unconfined, confined, partially confined, dual porosity, and so forth). There is no national norm focused on these types of tests. Hence, aquifer and slug-bail tests are conducted in accordance with the instructions presented in the literature on the theme, as Kreseman and de Ridder (1994) and ABGE (2013). Data interpretation is often performed with the assistance of a specialised software, such as the AquiferTest ProTM package. ABGE (2013) also recommends the procedures for permeability tests performed in soils, boreholes, and pits. Groundwater system representation often involves the development of conceptual and numerical hydrogeological models, which must be based on the compiled and collected data. NBR 16210/2013 is the national standard on conceptual models, however it is focused on contaminated sites. For mining operations, the applicability is different, requiring an understanding of the behaviour of groundwater at different scales. Therefore, the workflows described by Anderson et al. (2002), ASTM (1993 and 1996) are applied. The development of a hydrogeological conceptual model involves the description of the hydrogeological system evaluated, focusing on the critical aspects that define groundwater flow. The model details the definition and characterisation of hydrostratigraphic units (aquifers, aquitards), including the predominant porosity type in each unit (primary and/or secondary porosity). There is definition of the hydrodynamic properties of these units (transmissivity, hydraulic conductivity, specific storage coefficient, effective porosity). Characterisation the surface water bodies (streams, rivers and lakes) is completed and an understanding of how they interact with groundwater in the area of interest is developed. A definition and justification (i.e. calculation method and results) of the recharge rates are applied. The methods for recharged rates follow Healy and Cook (2002), Scanlon and Healy (2002) and Healy and Scanlon (2010). The model includes characterisation of the flow system (potentiometric map, hydraulic gradients, flow speed), and a conceptual water balance (previous quantification and estimation of the volumes of water entering and leaving the study area, under pre-tailing conditions) using the Thornthwaite and Mather (1955) method (USGS 2010). If necessary, a groundwater flow model may be developed to assist hydrogeological characterisation. Models developed at all AngloGold Ashanti sites in Brazil use either one of the following codes: FEFLOW or MODFLOW. Regardless of the modelling code used, the same general workflow is used. The conclusion of the groundwater flow model leads to a technical report, written either internally by AngloGold Ashanti or by a consulting company. These reports often involve all phases described in the current document, methodology and QA/QC procedures employed. The reports are conclusive and may include recommendations for additional characterisation efforts, if necessary. In addition, AngloGold Ashanti

AngloGold Ashanti Córrego do Sitio - 31 December 2021

regularly submits to state environmental agencies reports that demonstrates various monitoring results.

Flowchart with all data collection and analyses leading to a hydrologic site and system conceptual model (Anderson et al. 2002)



Lithologic Units Map (Soil & Rock)
Geologic Stratigraphic Column (Soil & Rock)
Soil Permeability Maps
Estimated/Assigned Primary Porosity & Permeability of Lithologic Units
Hydrology: Aquifer Properties Determined From Lab Or On-Site Studies or Tests
Fault & Fracture Zone Map (Structural & Geomorphic Discontinuities)
Estimated/Assigned Secondary Porosity & Permeability of Descontinuities)
Subsurface Geologic Framework Models & Cross Sections
Alternative Subsurface Geologic Framework Models & Cross Sections
Hydrostratigraphic Units (Thickness, Hydraulic Conductivity, Storativity)
Hydrostructural Units (Thickness, Hydraulic Conductivity, Storativity)
Hydrogeologic Model
-Aquifers/Confining Units
-Geologic/Geomorphic Continuity
-Homogeneous/Heterogeneous Units
-Isotropic/Anisotropic Units
-Confined/Unconfined Hydrologic Response
-Dimensionality
Type & Distribution of Recharge
Type & Distribution of Discharge
Topographic Map
Water Well Data: Heads
Hydrogeologic Model
Hydrogeologic System Conceptual Model
Distribution of Isotopes
Hydrochemical Species Distribution
Flow Path Chemistry
Flow Path Vectors
Type & Distribution of Boundary Conditions
Potentiometric Surfaces
No
Yes
Hydrogeologic System Model
Confirm?

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

Flowchart with all data collection and analysis steps to complete the Groundwater Modelling and predictive scenario analysis workflow (Anderson et al. 2002)


Conceptual Modeling
Define Objectives
Collect Data
Build Conceptual Model
No
Suitable?
Yes
Numerical Modeling
Design Model Grid
Assign Boundary Conditions
Assign Model Parameters
Calibrate and Validate Model
Predictive / Scenario Analysis
No
Suitable?
Yes
Sensitivity Analysis
No
Suitable?
Yes
Predictive Simulations
No
Suitable?
Yes
Post Audit?

As part of investigations to support mine operations, several hydrogeological studies are periodically conducted, these include:

- Meteorological data collection: precipitation, temperature, evaporation, atmospheric pressures.
- Lithology and geological characterisation: stratigraphy context, structural analysis as faults dip/orientation, fracture network and how it affects the groundwater system.
- Field testing: aquifer pumping tests and slug-bail tests.
- Monitoring program: periodical spring field survey, surface water discharge monitoring, water level (piezometers and wells) monitoring and water pumping monitoring.
- Conceptual and numerical hydrogeological models: site characterisation conceptual model and groundwater numerical model (FEFLOW or MODFLOW).

According to the Köppen classification system, the climate in the study area is warm temperate with dry winters and hot summers (Cwa category). While winters are dry, summers are hot and humid. Three different meteorological stations are monitored by AngloGold Ashanti in Córrego do Sítio Complex, one located in CdS1 and other two in CdS2. Based on the precipitation data available from these stations, as well as surface water discharge monitoring data, and evaporation data obtained through the SSEBop model (Operational Simplified Surface Energy Balance) provided by AppEEARS (2021) - Application for Extracting and Exploring Analysis Ready Samples (database organised by NASA - National Aeronautics and Space Administration and USGS - United States Geological Survey), an annual recharge average was estimated: a recharge of 288.27mm/year was obtained using monitoring data from CdS1 and 142.59mm/year using data from CdS2. These values represent respectivelly 15.7% and 10% of the annual precipitation (WST 2021b, WST 2022).

A recent spring survey found 33 springs mapped in CdS1 and 19 in CdS2 (WST 2021a). There is also an ongoing monitoring program, including water discharge monitoring of rivers and channels, water level monitoring of piezometers and wells, and water pumping monitoring in underground mines and open pits.

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

Springs occur mostly in soil or sediments, resulting in it not being possible to directly observe the influence of lithological and structural controls while in the field. However, the preferential positioning of springs in thalwegs with NW-SE orientation suggests an influence of structures with this orientation. The geology underlying the sedimentary and alteration cover, based on local geological maps, indicate that most of the springs occur in schists and phyllites of the Córrego do Sítio and Santa Quitéria formations, while the others occur in areas of metabasic intrusive rocks and banded iron formations. In springs closer to their natural conditions, the data indicate waters with less interaction with deep minerals, therefore less mineralised and with a more local underground flow related to the weathered zone and sedimentary cover.

Location of springs mapped in CdS1 and CdS2 in 2021.


654000
655200
656400
657600
658800
660000
661200
7791600
7790400
7789200
7788000
7786800
7785600
7784400
CS-NA-02
CS-NA-08
CS-NA-01
CS-NA-06
CS-NA-04
CS-NA-05
CS-NA-03
CS-NA-46
CS-NA-47
CS-NA-48
CS-NA-36
CS-NA-44
CS-NA-41
CS-NA-42
CS-NA-40
CS-NA-50
CS-NA-51
CS-NA-43
CS-NA-09
CS-NA-22
CS-NA-37
CS-NA-38
CS-NA-49
CS-NA-15
CS-NA-11
CS-NA-23
CS-NA-24
CS-NA-19
CS-NA-20
CS-NA-13
CS-NA-21
CS-NA-31
CS-NA-32
CS-NA-10
CS-NA-26
CS-NA-27
CS-NA-28
CS-NA-39
CS-NA-52
CS-NA-34
CS-NA-35
CS-NA-56
CS-NA-57
CS-NA-55
CS-NA-54
CS-NA-53
Legend:
Springs - CdS1 (WST 2021)
Springs - CdS2 (WST 2021)
Córrego do Sítio Complex - CDSI
Córrego do Sítio Complex - CDSII
Drainage network
Underground mines
Caeté
São Gonçalo do Rio Abaixo
Barão de Cocais
Santa Bárbara
Rio Piracicaba
Catas Altas
Rio Acima
SRC: SIRGAS 2000 UTM Zone 23S
Projection: Transverse Mercator
Datum: SIRGAS 2000
Date: 03/07/2022
N
W
E
S
m
0 362.5 725 1,450
WATER SERVICES
AND TECHNOLOGIES



30 March 2022 31

AngloGold Ashanti Córrego do Sitio - 31 December 2021

Water inflow at the mining site is controlled by a water pumping system (underground mines) and pumping wells (open pits in CdS1). The pumping rates at the underground mines are currently around 150,000m³/month (at an increasing rate) for CdS1 and 50,000m³/month for CdS2 (at a steady rate). This is in accordance with the pumping volumes granted by local environmental agency. The pumping average rate for the open pit groundwater inflow management in CdS1 does not exceed 5m³/hour per pumping well (WST 2021b, WST 2022), and currently there are two pumping wells operating.

Discharge in surface drainage system is monitored in 56 points (from 2003 in CdS1 and 2016 in CdS2), and from this data is possible to observe a relationship between climatic seasonality and flow with a reduced discharge rate in the dry periods. No evidence of impact of reduced flow from drainages due pumping was observed in CdS2. On the other hand, in CdS1, an overall discharge rate decrease is observed in the monitored area. However, this occurs in the entire monitored area, with no evident proportionality associated with the proximity of pumping wells or underground mines. Therefore this reduction has been associated with the low annual precipitation registered since 2013 (WST 2021b; WST 2022).

Water level variation are monitored by 59 piezometers, being 47 in CdS1 and 12 in CdS2. It is possible to notice in the historical data that there is an influence of precipitation in the water level, however without an established pattern. In piezometers closer to pits and underground mines there is a pronounced drawdown and the points furthest from the mines did not show a drawdown trend, indicating that pumping affects only locally the groundwater system (WST 2021b). Downstream of the CdS2 TSF there is an increase of water levels, which could indicate a hydraulic connectivity between the tailing lake and the groundwater system, with the elevation of water levels associated with the elevation of the supernatant waters (WST 2021b).

30 March 2022 32

AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 33 Location of water monitoring points. The aquifer system of CdS1 and CdS2 can be subdivided, in general, into two distinct hydrogeological compartments: • aquifer in alluvial deposits and/or in the weathered zone, forming a superficial aquifer with behavior equivalent to granular or porous aquifers; and • fractured aquifer, of secondary porosity, where groundwater flow and storage conditions are conditioned by the opening, filling and connectivity of fractures, where these are present. Thus, the permeability values are higher at the surface, with a rapid decay in highly altered portions due to the more clayey composition. On the other hand, these values may increase in fractured rock, due to the AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 34 magnitude of the degree of fracturing and fracture connectivity. Regarding the porosity of the medium, the values are higher on the surface, decreasing in depth until reaching practically null values in the un-altered rock. There are six hydrostratigraphic units in the region of CdS1 and CdS2 mines, based on the main lithological types and the degree of alteration of the underground environment, from top to bottom: • Alluvial deposits: porous aquifer unit with high hydraulic conductivity and storage, composed by unconsolidated sediments. It is related to river’s channels and overlaps the other units. • Weathered/oxidised zone: composed by soils and laterites, generated through alteration, leaching and erosion of the underlying rocks (Rio das Velhas Supergroup). It is a porous aquifer that covers the entire region, with greater expression in the portions of peaks and slopes, being the main aquifer of the mine area. • Transition zone: consists of an intermediate alteration region, in which part of rock has been altered and the primary mineralogy dissolved, while the other part has been preserved, including main geotectonic structures. Thus, the transition zone constitutes an aquifer of a porous and fissure nature, capable of storing and transmitting water in considerable quantities. As well as the weathered/oxidised unit covers all mining area with 20-25m thick (Xavier, 2019). However, there are areas with low fracturing and porosity and/or composed by clay minerals, in these areas the transition zone behaves as an aquitard. Commonly, the weathered/ oxidised zone and the transition zone area associated and treated as one. • Mafic dykes: these units are a hydraulic barrier, classified as aquifuges. As it does not have water transmissive capacity, nor storage capacity. Commonly crosses the other units, creating compartments. Near the contact with other units or the surface, can there be primary or secondary porosity, however when weathered forms clay minerals, that are poorly conductive. • Metapelites and schists (Nova Lima Formation): In general, this unit can retain water, but does not transmit it in considerable amounts, so constitute an aquiclude. When in sandy layers and/or associated with dykes, they are more porous and/ or fractured, behaving as an aquifer since they have a high secondary permeability, with a greater transmission capacity. Therefore, it constitutes a fractured, discontinuous, strongly anisotropic, heterogeneous aquifer, being leaky to confined. • Banded Iron Formation (BIF): The iron formations (BIF's) present in the mining site area belong to the Nova Lima Group and differ from the other rocks of this geological unit in physical and chemical aspects; they are Algoma-type formations, hosts of gold ore. MDGEO (2017) characterised as aquiclude or aquitard, since due their higher porosity in relation to schists, however still presenting low values of hydraulic conductivity. According to this work, the BIF unit can transmit more water than schists, being able to act as preferential localised zones of underground flow. However, WST (2022) points out that the real behaviour of the BIFs as more permeable units at great depths (in underground mines) is an aspect that still needs to be confirmed, and also whether it is an aspect that can be applied to all gold mines in the Quadrilátero Ferífero in an indiscriminate way. To obtain the parameters of transmissivity and hydraulic conductivity, the results of four pumping tests and recovery of deep tubular wells carried out by Hidropoços in 2020 were processed, in the Aquifer Test ProTM software. Furthermore, results of nineteen slug tests performed and analysed by MDGEO (2011). The average value of hydraulic conductivity for all pumping tests is 2.85x10-7m/s, for slug tests the mean value is a little higher at 1.25x10-6m/s. Fetter Jr (2014) concludes that pumping tests are more reliable than slug tests, since they are more representative, therefore the hydraulic conductivity of the mining site is closer of 10-7 than 10-6m/s. However, it is important to mention that the aquifer has a natural heterogeneity. It also should be noted that, given the depth of the wells, these are mainly representative of the weathered/oxidised zone and transition zone, which is the medium through which most of the groundwater flows discharge into the mapped springs. Thus, the test results indicate that the tested aquifer produces little groundwater, and the drawdown generated by pumping the mine tends to be local, since the cone produced tends to be short and thin, in addition to being deeper and with a tighter angle (Freeze and Cherry, 1979). In deeper environments, where non-altered rock occurs, a decrease in hydraulic conductivity is expected, and the flow is conditioned to eventual fractures and open faults. WST (2021b) and WST (2022) indicated that the groundwater flow occurs from the interior of the study area, where the topographic levels are higher, towards the valleys, to the rivers and drainages as expected. In relation to this information, it is important to note that the water level data available only represent the AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 35 groundwater flow conditions in the shallower zone (oxidised zone / transition zone), since the piezometers are mostly situated in these zones. Regarding the dynamics of local flow conditions, monitoring data reveal that subsurface water circulation occurs predominantly in the weathered zone of underlying rocks. Additionally, due to the low permeability of hydrogeological units in depth, deeper flow occurs along fractures, interconnected joints/faults of the rock below the weathered zone. Recharge in the study area occurs in the shallow weathered zone, causing the main flow directions to coincide with the topography of the region. Location of the piezometers and wells used to calculate the hydrodynamic parameters. AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 36 In the underground mines, seepage is localised, generally occurring where workings intercept faults and fractures. AngloGold Ashanti operates dewatering systems in the underground mines, that manage to ensure the safe extension of drives in terms of hydrogeological aspects. Pumping rates within the dewatering systems are recorded and stored as part of historical monitoring data. This data may, in turn, be used in future hydrogeological assessments to support, for instance, mine expansion studies. Pumping/dewatering monitoring data is used in helping further define the hydrogeological conceptual model of Córrego do Sítio, and as input data to numerical models. 7.6 Geotechnical testing and analysis Data is collected through mapping and core logging with rock mass being characterised according to RMR and Q systems by the geotechnical Team. All the oredrives and declines developed in the mine are mapped according to “Rock Mass Rating – RMR), from Bieniawski (1989) and “Rock Quality Index – Q”, from Barton et al (1974). Data are also collected via drill hole geotechnical data collection, following the same methodology used in geotechnical mapping. To define the mechanical parameters of the rock types, laboratory tests are caried out in in intact rock samples selected by the geotechnical team to represent the main rock conditions found in CdS. For the underground operation, samples are selected only from drill hole cores, while for the open pit operations drill hole core samples are used for competent rock and field collected blocks used for weathered rock and soils. Process of field data collection Tests are done in accordance with international standards by third party laboratories that are recognised by industry. The samples are tested for uniaxial (ISRM - Suggested Methods for Determining the Uniaxial Compressive Strength and Deformability of Rock Materials) and triaxial (ISRM - Suggested Method: Determining Deformation and Failure Characteristics of Rocks Subjected to True Triaxial Compression) compressive strength and tensile strength through Brazilian Disc Test (ISRM - Suggested Method on Brazilian Tension Test - 2018). The results are validated by evaluation of the testing reports classifying failure process evaluating failures process and by statistical analysis comparing with the existing database.

AngloGold Ashanti Córrego do Sitio - 31 December 2021

Laboratory test data


DEMIN
UFMG - Escola de Engenharia
DEPARTAMENTO DE ENGENHARIA DE MINAS
LABORATÓRIO DE TECNOLOGIA DE ROCHAS
ltr@demin.ufmg.br
Telefone: (31) 3409-1031
CLIENTE/PROJETO | ANGLOGOLD/LTR_2020_04 | CORPO DE PROVA | CP_04
ENSAIO | UCS | LITOLOGIA | HID
IDENTIFICAÇÃO | CS1BSD0558/406,50_407,14 | OBSERVAÇÕES | PERPENDICULAR


Tension Vs. Deformation
Axial Tension (MPa)
60,00
50,00
40,00
30,00
20,00
10,00
0,00
-0,0010
-0,0005
0,0000
0,0005
0,0010
0,0015
0,0020
Relative Deformation (mm)
Axial Deformation
Radial Deformation
Volumetric Deformation

8 Sample preparation, analysis and security

8.1 Sample preparation

The samples used in the open pit and underground Mineral Resource estimation come from DD and RC drilling, and channel sampling. Auger drilling is used to estimate the grades of the tailings dam Mineral Resource.

The core sampling follows the internal CdS guideline (PN-0462- rev. 02), a specific procedure, aimed at guaranteeing confidence, operational needs, and avoiding contamination.

The core sampling starts after drilling is completed. Recovery and depth are manually checked and confirmed with metric tape. Sampling is calculated on the intervals of interest established after logging. Sample lengths vary from 0.60m to 1.20m. Compositing parameters are stablished according to Mineral Resource evaluation process and are usually around 0.70m. Core samples are collected, bar coded, tagged, weighed, and in cases that are part of or close to ore-zones, the density is calculated (sulphide sample density is determined systematically using the Archimedes principle (for oxide samples, plastic film is used to avoid material loss, false volume measurements or contamination).

Channel sampling is done and is used in the estimation of the grade control models. The underground channel sampling is executed by qualified persons and follows established guidelines. First, the contact of waste and ore is recognised, and the ore is delimited using yellow paint. After this, the samples are collected considering the geological contacts. The average sample length is 0.80m, with an average weight of 2.0kg per sample. The minimum length is 0.60m and the maximum is 1.2m. On average five samples are collected per sampling round.

The surveying of channel samples is performed in order to ensure the accuracy of geological data. Blank samples, certified reference material, pulp duplicates and coarse duplicates are inserted following the AngloGold Ashanti QAQC guidelines (PN-0463 and QAQC guideline rev 1.07).

The current sampling methods used by the open pit mine geology team are: bench channels (CH) and RC drilling. The bench channel sampling consists of the following work.

- The ground is scrapped and levelled by tractor/dozer to expose undisturbed rock. Channel lines and spacing definition is prepared orthogonal to main foliation strikes.
- The channel lines are then cleaned using tools such as trowels, hoes and brushes.
- The sample contacts are defined (between 0.6m and 1.2m) based on lithology and alteration features. Samples are extracted using a handheld pneumatic hammer, spreading samples in order to avoid contamination, and collection.

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

The RC sampling lengths are usually 1m. Half-metre sampling is often used in order to achieve better resolution of ore zones. The usual drilling spacing is 25m x 25m and 12.5m x 12.5m and drilling depths might reach up to 200m, but average depths are between 80m and 100m.

Samples are classified as,

- Originals,
- Twin Samples,
- Duplicates and Standards.

All qualitative parameters of original samples are stored in the database. Analytical results are imported after a batch is approved. The dataset is basically composed of the data relating to underground channel samples, open pit bench channel samples, RC samples, and DD samples.

Different types of typologies are found in the CdS mines with the BIF, metasedimentary rocks (clastics and tubiditics) and quartz veins hosting the mineralisation. The main association of native gold, aurostibite and electrum ($AuAg_2$) is arsenopyrite with other subordinated sulphides, such as pyrite, pierrotite and berthierite. In some parts of the deposit, the association of native gold with quartz is also common.

Drill hole positioning is planned to sample the orebody perpendicular to the strike. As the global trend of each orebody is known, the angle between drill hole and orebody does not cause a bias.

Exploratory samples from surface and underground drill holes are sawn and half-core collected, then shelf-stored in sheds for as long as the deposit is exposed or mined (drill core is discarded 3 years after being mined). Samples that are key to justify mineralisation and the geological context are not discarded. Sample rejects are discarded, accordingly to the following criteria: crushed samples below 0.5g/t are discarded after batch approval and pulp batch samples are stored until the hole location is mined.

Operational recovery for exploratory drilling is rigorously controlled. Intervals less than 90% recovered core among mineralised areas are not allowed to be sampled, and in case of contractor drilling, a twin drill hole is requested free of charge. Any occurrence of low-recovery is reported as soon as it happens, and operational measures are taken to guarantee full recovery.

Surface core samples are usually split in half with a saw, taking into account the positioning of their intersection in the ore-model, their depths and specific drilled target context.

The sample is crushed and quartered in a rock crusher combo. The final granulometry is 80% <2mm. After crushing, the sample is milled to particle size between 90-95% <75µm.

8.2 Assay method and laboratory

The onsite laboratory reports to the Metallurgy Department and has an appointed manager. In October 2018, the laboratory successfully passed the Inmetro Audit, and accreditation was recommended. In January 2019, it was ISO/IEC 17025 accredited to analyse gold by fire assay - Accreditation Number CRL-1400. ALS Chemex is also used for samples from exploration drilling are analysed using the same method with and ICP-MS finish.

The analytical method for gold analysis is fire assay. CdS uses the partial ABNT NBR 10.002:2011 as a base. The full validation of the methodology was reviewed by ABNT NBR IS0 17025 in 2017. In January 2019, it was ISO/IEC 17025 certified for Au by fire assay.

8.3 Sampling governance

Data sampling follows specific procedures from CdS and AngloGold Ashanti guidelines. There is a well-established QA/QC programme for all sampling data.

The core is photographed after the geological description and logging, and after the sampling delimitation. All batches are correctly identified and photographed. Samples are archived in the laboratory warehouse after being prepared and analysed. The samples are returned for storage or discarding after the assay results are released.

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

All samples are recorded in the LIMS system. The system controls the process input and output. During the analysis process the laboratory has the following controls: Blank sample, certified reference material, duplicates, granulometry control, and periodically calibrated equipment.

8.4 Quality Control and Quality Assurance

The drilling contract assures a minimum sample recovery of 95%. Every batch is composed of samples selected by a geologist and includes a coarse duplicate (from first mass reduction), blanks and standard reference materials. The same kind of samples and batch controls are applied to grade control sampling program. The sample data is added to the AngloGold Ashanti database only after batch approval based on CdS criteria. Each batch from exploration consists of 37 original samples, 2 blank samples (crushed/milled), 2 duplicate samples and 2 standard samples. CdS submitted to an external audit in 2019 which confirmed the QA/QC program. External audits are performed every 3 years. Mineral Resource modelling and estimates do not use any kind of indirect data. The CdS QAQC programme is in accordance with the minimum amount of QAQC material to be inserted in batches of samples as required by AngloGold Ashanti's guideline.

Drill core split before sampling



Insertion of sample tag in the core box sample position



30 March 2022 39

AngloGold Ashanti Córrego do Sitio - 31 December 2021

Drill core sample packed and tagged



Blank insertion as part of QA/QC program



Sampling plan being updated and inserted into the database



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40

AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 41 8.5 Qualified Person's opinion on adequacy The sample preparation follows AngloGold Ashanti procedures and the best practices. All data is stored in a safe database (FusionTM) which is submitted to regular internal and external audits. A robust and well- established QAQC programme is implemented and monitored. The laboratory is also constantly audited and it is ISO/IEC 17025 accredited to analyse gold by fire assay - Accreditation Number CRL-1400. There are audits to ensure that sample preparation, security and analytical procedures are compliant. Sample preparation procedures applied are conventional industry practices (AngloGold Ashanti Sampling Guideline Rev 1.04). 9 Data verification 9.1 Data verification procedures Drilling recovery is checked daily in the core shed and consolidated at the end of the month. Laboratory analysis is checked as soon as the results of each batch is concluded, including batch quality control samples, and at the end of the month a QAQC report is provided. 9.2 Limitations on, or failure to conduct verification The QP for Mineral Resource is not aware of any relevant limitations or failures to conduct the mentioned verification. 9.3 Qualified Person's opinion on data adequacy The Technical Report Summary is prepared by technical specialists on each specific topic. This report presents sufficiently clear and accurate relevant information to support the Mineral Resource and Mineral Reserve statements. Data collected uses industry best practices with internal and external peer review. 10 Mineral processing and metallurgical testing 10.1 Mineral processing / metallurgical testing The main inputs from mineral processing for Mineral Reserve evaluation are the yearly feed capacity and metallurgical recovery by material type, considering the different pits and domains in the underground mines. Geometallurgical tests are performed to predict the behaviour of different lithotypes in the plant. The different domains and lithologies are defined, including those to be evaluated in future years. The composites of samples are separated to represent each domain. The metallurgical tests are carried out on a batch scale in the process laboratory which provides characterisation of the samples and the resulting products. The extrapolation of the results is done to scale in the real operation and the results are entered into a database. 10.2 Laboratory and results The laboratory reports to the Metallurgy Management and there is a manager appointed for the laboratory. The accreditation ISO 17.025:2017 was recommended in October 2018. The analytical method for gold analysis is fire assay. The laboratory uses as a basis the partial ABNT NBR 10.002:2011. The total validation of the methodology was revised by ABNT NBR IS0 17.025 between August 2016 and December 2016. In August 2018 there was an internal audit by the Metrologica de Minas Gerais network. The accreditation audit of ABNT NBR 17.025: 2017 by INMETRO occurred in October 2018 and was recommended by the evaluators. Chlorine and fluoride minerals are considered deleterious elements that could dissolve gold in the process associated with a high degree of refractory gold containing arsenopyrite and carbonaceous material (preg- robbing). Daily routine bench tests are completed. Geometallurgical tests predict the behaviour of the orebody in the plant. AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 42 10.3 Qualified Person's opinion on data adequacy The QP’s opinion is that current data and procedures are adequate to state the Mineral Reserve according to industry best practices. The CdS Mineral Reserve estimation process was audited in 2017 and 2019, being approved by external reference companies (Optiro and Golder). AngloGold Ashanti also has internal experts that support and ensure the update of practices and compliance to AngloGold Ashanti 's Guidelines for Reporting and industry standards. 11 Mineral Resource estimates 11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource In general, the criteria used to define a sample as ore for domaining is a threshold of 0.30 g/t - 0.80 g/t for oxide and 1.5g/t for transitional and sulphide materials. The Mineral Resource takes cognisance of the mineability at the 2021 Mineral Resource price. The Mineral Resource is constrained by three-dimensional mining design shapes (underground) and optimised pit shells (open pit) based on Mineral Reserve and LOM costs and parameters (variable costs, stay in business capital, plant recovery, dilution, MCF and mine recovery) and the Mineral Resource price ($1,500). The marginal cut-off grade was considered: 1.58g/t for underground Mineral Resource and 0.33g/t to 1.06g/t (according to the target area, amount of oxidation and type of metallurgical plant) for open pit Mineral Resource. Infrastructure, environmental and social issues are taken into account when evaluating the reasonable and realistic prospects for eventual economic extraction. The ore lenses that are isolated, sparse or far from the infrastructure or that are located within defined pillars are excluded from Mineral Resource. For Mineral Reserve, the gold price considered for estimation is $1,200/oz. The estimation of constrained Mineral Resource was done considering a gold price of $1,500/oz. The exchange rate was stipulated as R$5.15 (BRL/USD) for Mineral Reserve estimation and R$5.29 for Mineral Resource. Royalties payable in Brazil, named CFEM (Compensacao Financeira pela Exploracao de Recursos Minerais)are based on 1.5% of gold revenue and are included in the cash flow analysis. The Inferred Mineral Resource and conceptual material projections within the mine plan are seen as a risk but there are drilling programmes in place to mitigate this. An independent external Mineral Resource and Mineral Reserve audit conducted by Golder was undertaken in 2019 and found no significant flaws in process or output. 11.2 Key assumptions, parameters and methods used The Mineral Resource is exclusive of Mineral Reserve in this Technical Report Summary. The Mineral Resource exclusive of Mineral Reserve ("exclusive Mineral Resource") is defined as the Inclusive Mineral Resource less the Mineral Reserve before dilution and other factors are applied. The exclusive Mineral Resource consists of the following components: • Inferred Mineral Resource, including that within the Mineral Reserve design or stope shape; • Mineral Resource that sits above the Mineral Resource cut-off grade but below the Mineral Reserve cut-off grade that resides within the defined Mineral Reserve volume; • Mineral Resource that lies between the LOM pit shell/mine design and the Mineral Resource pit shell/mine design (this material will become economic if the gold price increases); • Mineral Resource where the technical studies to engineer a Mineral Reserve have not yet been completed. AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 43 All information included within this Technical Report Summary is effective as of 31st December 2021. The Mineral Resource tonnages and grades are estimated and reported in situ and stockpiles are reported as broken material. The CdS Inclusive Mineral Resource as of 31st December 2021 is estimated to be 28Mt at 3.68g/t for 3.33Moz. Inclusive Measured and Indicated Mineral Resource is estimated to be 11Mt at 3.33g/t for 1.20Moz and Inferred 16.96Mt at 3.91 g/t for 2.13Moz. All Mineral Resource is economically constrained and depleted by mine production in 2021. Depletion is done spatially and based on the 2020 model. The depletion volume is based on 9 months actual plus 3 months projected. Data collection is collected through channel sampling and DD sampling for underground mines and by bench sampling, RC and DD for open pits. Auger drilling is used to estimate the tailings dam Mineral Resource. All data is systematically validated through an established programme of QAQC program. For data governance, the software used is the Geological Data Management Suite (GDMS) FusionTM. There are weekly audits (unofficial) and semi-annually audits (official). User access control is performed quarterly. Geological models are estimated based on all sample data and geological information and consist of individualising lenses based on geological criteria such as lithology and structure. CdS has integrated its short (grade control) and long-term (Mineral Resource) models. The main models for orebodies that are in production, are updated on a monthly basis, including the reinterpretations based on new grade control sampling and exploration drilling. The estimation method is ordinary kriging (OK), except for the Rosalino oxide / transitional model, which uses the local uniform conditioning (LUC) estimation method. The cut-off grade of the Mineral Resource estimates corresponds to the in situ marginal cut-off grade using a gold price of $1,500/oz. The Mineral Resource tonnages and grades are estimated and reported in situ and stockpiles are reported as broken material. For the open pit, the Mineral Resource is constrained in an economically optimised pit shell using the gold price of $1,500 and varying the cut-off according to the oxidation (oxide/transitional/sulphide) and plant destination (mill/heap leach). For underground, the Mineral Resource is constrained by realistic stope shapes, including a minimum mining width, derived from the MSO process at a 1.58g/t cut-off. Parameters under which the Mineral Resource was generated Underground Mineral Resource costs Cost Inputs Unit UG -CdS1 /CdS2 and CdS3 Ore mined k tonnes 993,513 Total material mined k tonnes 2,027,578 Costs 0 Lateral development (average) $/tonne ore mined 2464 Vertical development (average) $/tonne ore mined 1896 Production $/tonne ore mined 65.72 Material handling $/tonne ore mined 0 Backfill / Others $/tonne ore mined 0 Mine Services $/tonne ore mined 6.22 Processing cost $/tonne treated 38.27 MSO optimising cut-off g/t 1.58 Mineral Resource cut-off grade g/t 1.58 Met. Recovery % 90.7 Gold price BRL/oz 7940 AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 44 Open Pit Mineral Resource costs Cost inputs Unit CdS1 Oxide* CdS2 Oxide** CdS3 Oxide*** CdS1 Transitional**** CdS1 Sulphide**** Ore Mined k tonnes 744,028 120,300 16,948 Waste Mined k tonnes 3,968,371 130,239 36,515 Total material mined k tonnes 4,712,399 250,539 53,463 Stripping ratio t:t 5.33 1.08 2.15 Costs 0 0 0 Ore Mining cost $/tonne mined 2.62 3.78 5.08 2.67 3.79 Waste mining cost $/tonne mined 2.34 2.34 2.34 2.42 2.73 Processing Cost $/tonne treated 8.59 8.59 8.59 8.59 42.24 G&A $/tonne treated 2.25 2.25 2.25 2.25 2.25 Other Parameters 0.00 0 0 Met. Recovery % 70.16 68.66 80 75.00 90.70 Slope angles degree 47º 49º 28º 47º 64º Mineral Resource cut-off grade g/t 0.33 0.38 0.36 0.62 1.06 Gold price BRL/oz 7940 * Rosalino, Cachorro Bravo, Cristina, João Burro and Serra Redonda targets ** Pinta Bem and Sangue de Boi targets *** Anomalia, Jambeiro and Pari targets **** Rosalino Target The geological model is constructed by gathering the related information resulting from surface and underground mapping, core logging and gold assays. The general geological framework is well understood. However, detailed onsite technical studies are being developed in order to improve the understanding of the relationship between mineralised orebodies and dykes, and between mineralised high-grade and low-grade portions, in addition to seeking a better understanding of the litho-structural framework of the deposit. In general, the models are developed by Datamine StudioTM and/or LeapfrogTM software, consisting of individual lenses defined by geological criteria such as lithology and structural trends. The data collected consists mainly of DD and RC drilling and channel samples. The sample lengths are usually between 0.60m and 1.20m, compositing estimates for a mean of around 0.70m. The Mineral Resource is estimated by ordinary kriging into ore zones envelopes interpreted by geologists, taking into account the rock type, structures and metallic content. The geological modelling and associated structures guide the drilling works, sampling and also the Mineral Resource grade estimation. A main geological guide is the presence of arsenopyrite in the rocks. The main factors controlling mineralisation are ductile and brittle structures such as folds and faults, besides the swarm of dykes and rock type. In CdS1, Carvoaria and Rosalino deep targets, CdS2 Pinta Bem and Sangue de Boi targets and CdS3 targets are restricted in terms of drill position due to the time taken to grant the environmental licenses. CdS3 targets and some CdS2 satellite targets have local communities close by, while CdS3 has a land- owner contract with AngloGold Ashanti for exploration to take place. The geological interpretation has been used for the modelling of the ore (wireframes) and to find the greatest continuity of the deposit (plunge). Gold is estimated for all targets by ordinary kriging, except for Rosalino open pit, which uses LUC. For some targets, sulphur and the density are estimated by ordinary kriging. When the sample population is not sufficient to estimate the grade or density, the mean and/or reference value is used. Only gold is preferentially estimated by lens. For some targets, the dykes divide populations, and each population is estimated separately with different variograms and search ellipsoids. In general, the search ranges are based on the variogram range multiplied by 3. The orebody average grade is applied to the blocks out of this range.

AngloGold Ashanti Córrego do Sitio - 31 December 2021

The data set consists of DD samples, RC drilling samples and channel samples where all information is used for both geological modelling and estimation. The estimation parameters are defined for each target and are based on variography as the main driver for the definition of the maximum estimation distances. Domaining is determined differently for each orebody and is mainly based on structural features, dyke positioning, grade distribution and oxidation features. Classification is based on a combination of conditional simulation and grid sample spacing.

CdS Inclusive Mineral Resource grade and tonnage curve (surface)


Total CdS Open Pit
Surface (Metric Interpolated Attributable Values)
Tonnes above cut-off (millions)
0.00
1.00
2.00
3.00
4.00
5.00
6.00
Average grade above cut-off (g/t)
1.00
2.00
3.00
4.00
5.00
6.00
7.00
8.00
0.00 0.50 1.00 1.50 2.00 2.50 3.00 3.50 4.00 4.50 5.00
Cut-off grade (g/t)
Tonnes above cut-off
Average grade above cut-off (g/t)

CdS Inclusive Mineral Resource grade and tonnage curve (underground)


Total CdS Underground
Underground (Metric Interpolated Attributable Values)
Tonnes above cut-off (millions)
Average grade above cut-off (g/t)
Cut-off grade (g/t)
Tonnes above cut-off
Average grade above cut-off (g/t)
24.00
21.00
18.00
15.00
12.00
9.00
6.00
3.00
0.00
1.00
2.00
3.00
4.00
5.00
6.00
7.00
8.00
11.00
10.00
9.00
8.00
7.00
6.00
5.00
4.00

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

A grade capping value is defined based on visual analysis of probability plots which pools together all sample information by target. The sample composite value is defined based on the average length of samples inside each orebody. The block sizes are defined for each target, ranging from 8mx8mx4m to 20mx20mx20m.

The minimum and maximum samples are defined for each target, being based on the Quantitative Kriging Neighborhood Analysis (QKNA). Leapfrog™ is used for geological modelling. Datamine ™, GSLib ™ and Isatis ™ software is used for estimation and classification.

The process of validation used to indicate any major errors during estimation process includes the QKNA with discretisation tests and samples tests, validations in X, Y and Z, histograms, change of support, and Q-Q plots and scatterplot graphics. Results are also reconciled using mine production and previous model yearly, as well as monthly reconciliation reports.

Estimation includes the element sulphur (S), which is an auxiliary parameter in the metallurgical plant. Estimation parameters for sulphur are defined using the same process as for gold.

11.3 Mineral Resource classification and uncertainty

The Mineral Resource classification (Measured, Indicated and Inferred) are based on the level of confidence based on the 15% rule, data density, geological continuity and variogram range continuity.

For a Mineral Resource to be classified as Indicated, it should have an appropriate level of confidence, sufficient data density (in general, the drilling pattern needs to be at least 50mx50m) and blocks should be estimated. This way, there is a guarantee that the Mineral Resource has a sufficient level of confidence to be considered as a Mineral Reserve after applying the modifying factors.

To comply with the requirement for a Mineral Resource to have a reasonable and realistic prospect for eventual economic extraction, all Mineral Resource is economically constrained by an optimised pit shell and realistic underground stope shapes by MSO. Isolated areas are not being considered with this methodology.

The main risks associated with the Mineral Resource statement 2021 are as follows:

Geological modelling and interpretation: In general, the ore lenses have a high level of complexity which brings the risk of overstating the mineralisation continuity and thickness of some of them in the geological models. It is mitigated by providing the appropriate data spacing and attributing the correct Mineral Resource classification. As the geological understanding is improved and new drilling data is made available, the interpretations, continuities and Mineral Resource confidence are reviewed and properly defined.

Depletion: The Mineral Resource models are depleted with stopes and development drives wireframes provided by survey and mine planning teams. Although there is a detailed verification with depletion solids, some imprecision might occur in some mined stopes due to difficulties in surveying.

Mineral Resource estimation and classification: estimation parameters are continuously being updated as new data and information are inserted in the geological models. Also, all Mineral Resource classifications are checked and refined to better represent the drilling grid and reduce the risk. The last simulation study for São Bento showed that Indicated Mineral Resource drilling pattern should be 40m x 40m rather than 50m x 50m (actual). This demonstrated that there is an opportunity to check the adequacy of the drilling grid of secondary orebodies in order to verify the risks as new data is incorporated.

Dilution: The unplanned and planned dilution are understood and incorporated to the oxide and transitional Mineral Resource models. Reconciliation studies suggests an opportunity to review the correct selectivity (SMU) to better represent the production.

Historical data: the risk associated to historical data is mitigated by validations to exclude all data with no evidence from Mineral Resource estimation. Lower confidence is attributed to the Mineral Resource in the regions with only historical data and with lack of geological knowledge.

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In the QP's opinion, there are no significant uncertainty that can impact the reliability of the Mineral Resource estimates.

11.4 Mineral Resource summary

Financial assumptions follow AngloGold Ashanti 's Guidelines for Reporting.

- Gold price: $1,500/oz. Exchange rate: $1= 5.29BRL
- The cut-off for underground Mineral Resource is 1.58g/t

The cut-off for open pit Mineral Resource varies according to the level of oxidation (see table Open Pit Mineral Resource Costs).

Exclusive gold Mineral Resource

AGA Mineracao - Córrego do Sitío		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
CdS I (sulphide) Rosalino Underground	Measured	0.06	4.17	0.26	0.01
	Indicated	1.54	3.31	5.11	0.16
	Measured & Indicated	1.61	3.34	5.37	0.17
	Inferred	3.83	3.71	14.19	0.46
CdS I (sulphide) Secondary Underground	Measured	0.11	3.35	0.36	0.01
	Indicated	0.43	3.67	1.58	0.05
	Measured & Indicated	0.54	3.60	1.93	0.06
	Inferred	1.09	3.44	3.76	0.12
CdS I (sulphide) Cachorro Bravo Underground	Measured	0.67	3.50	2.34	0.08
	Indicated	0.45	3.17	1.44	0.05
	Measured & Indicated	1.12	3.37	3.77	0.12
	Inferred	0.43	3.35	1.43	0.05
CdS I (sulphide) Laranjeiras Underground	Measured	0.56	3.46	1.94	0.06
	Indicated	0.68	3.68	2.51	0.08
	Measured & Indicated	1.24	3.58	4.45	0.14
	Inferred	0.99	3.95	3.90	0.13
CdS I (sulphide) Carvoaria Underground	Measured	0.20	3.46	0.70	0.02
	Indicated	0.48	4.39	2.09	0.07
	Measured & Indicated	0.68	4.11	2.79	0.09
	Inferred	0.44	4.77	2.09	0.07
CdS II (sulphide) Sangue de Boi Underground	Measured	0.04	5.20	0.19	0.01
	Indicated	0.22	5.20	1.15	0.04
	Measured & Indicated	0.26	5.20	1.34	0.04
	Inferred	1.40	5.34	7.49	0.24
CdS II (sulphide) São Bento Mine Underground	Measured	0.01	3.53	0.02	0.00
	Indicated	0.32	4.35	1.40	0.04
	Measured & Indicated	0.33	4.33	1.42	0.05
	Inferred	4.34	4.46	19.35	0.62
CdS II (sulphide) Pinta Bem Underground	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	1.04	3.90	4.05	0.13
CdS II (sulphide) Secondary Underground	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	0.21	3.04	0.65	0.02
CdS III / Regional (sulphide) Underground	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	1.06	5.11	5.41	0.17
	Measured	0.01	2.94	0.03	0.00

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CdS I (transitional) Rosalino Underground	Indicated	0.06	3.02	0.18	0.01
	Measured & Indicated	0.07	3.01	0.22	0.01
	Inferred	0.04	2.26	0.10	0.00
CdS I (transitional) Underground	Measured	-	-	-	-
	Indicated	0.00	5.00	0.01	0.00
	Measured & Indicated	0.00	5.00	0.01	0.00
	Inferred	0.01	1.95	0.02	0.00
CdS I (sulphide) Rosalino Open pit	Measured	0.13	3.28	0.44	0.01
	Indicated	0.66	2.36	1.55	0.05
	Measured & Indicated	0.79	2.52	1.99	0.06
	Inferred	0.10	2.73	0.26	0.01
CdS I (oxide) Rosalino Open pit	Measured	0.32	1.12	0.35	0.01
	Indicated	0.48	1.19	0.57	0.02
	Measured & Indicated	0.79	1.16	0.92	0.03
	Inferred	0.13	1.03	0.14	0.00
CdS I (oxide) Secondary Targets Open pit	Measured	0.02	1.03	0.02	0.00
	Indicated	0.06	1.13	0.06	0.00
	Measured & Indicated	0.08	1.10	0.08	0.00
	Inferred	0.19	1.47	0.28	0.01
CdS I (transitional) Rosalino Open pit	Measured	0.11	1.97	0.22	0.01
	Indicated	0.11	1.87	0.20	0.01
	Measured & Indicated	0.22	1.92	0.42	0.01
	Inferred	0.02	1.79	0.04	0.00
CdS II (oxide)	Measured	0.01	0.74	0.01	0.00
	Indicated	0.15	1.63	0.25	0.01
	Measured & Indicated	0.16	1.58	0.25	0.01
	Inferred	0.27	1.56	0.42	0.01
CdS II (transitional)	Measured	-	-	-	-
	Indicated	0.01	3.21	0.03	0.00
	Measured & Indicated	0.01	3.21	0.03	0.00
	Inferred	0.16	3.42	0.53	0.02
CdS III / Regional (oxide)	Measured	-	-	-	-
	Indicated	0.32	1.33	0.42	0.01
	Measured & Indicated	0.32	1.33	0.42	0.01
	Inferred	0.76	2.22	1.68	0.05
CdS III / Regional (transitional)	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	0.03	4.59	0.15	0.00
CdS Tailings	Measured	-	-	-	-
	Indicated	0.05	1.32	0.06	0.00
	Measured & Indicated	0.05	1.32	0.06	0.00
	Inferred	0.00	1.07	0.00	0.00
Total	Measured	2.24	3.07	6.88	0.22
	Indicated	6.02	3.09	18.62	0.60
	Measured & Indicated	8.26	3.09	25.49	0.82
	Inferred	16.54	3.99	65.95	2.12

11.5 Qualified Person's opinion

The QP is not aware of any environmental, permitting, legal, metallurgical, socioeconomic, marketing or any other relevant factors that could materially affect the Mineral Resource estimate.

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12 Mineral Reserve estimates

12.1 Key assumptions, parameters and methods used

The Mineral Reserve is estimated as at 31st December 2021. Tonnages and grades are as delivered to the plant for processing. Modifying factors are based on historical analysis and detailed studies from the rock mechanics, mine operations and mine planning teams. The Underground Mineral Reserve in CdS1 and CdS2 considers a sublevel stoping mining method and the Open Pit Mineral Reserve considers traditional bench mining. Inferred Mineral Resource is not considered in the calculation process for the Mineral Reserve economic evaluation.

There is a process of monthly reconciliation, which follows the production from the geological model, passing through the grade control model, mine design model, mining actual, delivered to plant, plant received, and plant accounted up to the gold produced. The Mineral Reserve tonnages and grades are estimated and reported as delivered to plant (the point where material is delivered to the processing facility).

For the Mineral Reserve calculations, the following geotechnical parameters were considered, the minimum mining thickness of 1.5m, the maximum height of 15m vertical for the stopes and the stope strike length varying between 15 to 72m according to mining area and the stope depth below surface. The historical modifying factors for CdS are as follows: stope operational dilution is calculated according to an equation (based on stope thickness), varying between 15% to 43%, stope underbreak (10%), and MCF (90.9%; 92.4%). The 90.7% metallurgical recovery of the sulphide plant is included in the cut-off grade calculation. The mining method selected was sublevel stoping using top-down or bottom-up mining sequence for Mineral Reserve calculation. All necessary infrastructure (ventilation, pumping and electrical system) is considered.

The open pit Mineral Reserve is estimated using a regularised block model, with dimensions of 2.5mx2.5mx4.0m, compatible with the current mining equipment, therefore, no additional dilution/loss factors are input because they are already considered in the regularised block model.

MCF is 100%, and the plant recoveries depend on each ore type and processing route:

- Transition - HL: 37.73%,
- Transition – Mill: 75.0%,
- Sulphide - Mill: 90.7%,
- Oxide HL: 70.16%.

Mineral Reserve Modifying Factors

as at 31 December 2021	Primary Commodity Price	Local Price of Primary Commodity Unit	Exchange Rate (R$/$)	Cut-off grade g/t Au	Stoping width cm	Dilution %
CdS I (Sulphides) Rosalino Underground	6,182	BRL/oz	5.15	3.29	286	24.1
CdS I (Sulphides) Secondary Underground	6,182	BRL/oz	5.15	3.29	380	19.9
CdS I (Sulphides) Cachorro Bravo Underground	6,182	BRL/oz	5.15	3.29	230	28.3
CdS I (Sulphides) Laranjeiras Underground	6,182	BRL/oz	5.15	3.29	245	27.0
CdS I (Sulphides) Carvoaria Underground	6,182	BRL/oz	5.15	3.29	241	27.3
CdS II (Sulphides) Sangue de Boi Underground	6,182	BRL/oz	5.15	3.29	256	26.1
CdS II (Sulphides) São Bento Mine Underground	6,182	BRL/oz	5.15	3.29	343	21.3
CdS Stockpile (Sulphides)	6,182	BRL/oz	5.15	3.29	-	-
CdS I (Sulphides) Rosalino Open pit	6,182	BRL/oz	5.15	1.36	-	-
CdS I (Oxides) Rosalino Open pit	6,182	BRL/oz	5.15	0.43	-	-
CdS I (TranSítional) Rosalino Open pit	6,182	BRL/oz	5.15	0.79	-	-
CdS II (Oxides)	6,182	BRL/oz	5.15	0.49	-	-
CdS III / Regional (Oxides)	6,182	BRL/oz	5.15	0.46	-	-
CdS Stockpile (Oxides)	6,182	BRL/oz	5.15	0.43	-	-
CdS Stockpile (Transitional)	6,182	BRL/oz	5.15	0.79	-	-
CdS Stockpile (Sulphides)	6,182	BRL/oz	5.15	1.36	-	-

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as at 31 December 2021	% RMF (based on tonnes)	% RMF (based on g/t)	% MRF (based on tonnes)	% MRF (based on g/t)	% MCF	MetRF %
CdS I (Sulphides) Rosalino Underground	100.0	100.0	90.0	100.0	90.9	90.7
CdS I (Sulphides) Secondary Underground	100.0	100.0	90.0	100.0	92.4	90.7
CdS I (Sulphides) Cachorro Bravo Underground	100.0	100.0	90.0	100.0	92.4	90.7
CdS I (Sulphides) Laranjeiras Underground	100.0	100.0	90.0	100.0	90.9	90.7
CdS I (Sulphides) Carvoaria Underground	100.0	100.0	90.0	100.0	90.9	90.7
CdS II (Sulphides) Sangue de Boi Underground	100.0	100.0	90.0	100.0	92.4	90.7
CdS II (Sulphides) São Bento Mine Underground	100.0	100.0	90.0	100.0	90.9	90.7
CdS Stockpile (Sulphides)	100.0	100.0	90.0	100.0	92.4	90.7
CdS I (Sulphides) Rosalino Open pit	100.0	100.0	100.0	100.0	100.0	90.7
CdS I (Oxides) Rosalino Open pit	100.0	100.0	100.0	100.0	100.0	70.2
CdS I (Transitional) Rosalino Open pit	100.0	100.0	100.0	100.0	100.0	37.7
CdS II (Oxides)	100.0	100.0	100.0	100.0	100.0	68.7
CdS III / Regional (Oxides)	100.0	100.0	100.0	100.0	100.0	80.0
CdS Stockpile (Oxides)	100.0	100.0	100.0	100.0	100.0	70.2
CdS Stockpile (Transitional)	100.0	100.0	100.0	100.0	100.0	37.7
CdS Stockpile (Sulphides)	100.0	100.0	100.0	100.0	100.0	90.7

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12.2 Cut-off grades

The basis for calculating the cut-off grade considers the operating costs (OPEX) of the mine, plant, administration, capital costs to stay in business (SIBC), selling price, exchange rate and metallurgical recovery. The costs adopted for the Mineral Reserve calculation were received from the CdS financial administrative management team and are based on the CdS Outlook 5+7 2021 (May 2021). For the sulphide plant costs, the pre-business planning assumptions for 2022 were used, as an increase in costs is expected for 2022 due to new tailings management processes (filtering plant and TSF structures). Open pit costs are based on both budget terms and expected contract costs for the life of mine (LOM). In addition to applying the cut-off grade to the underground stopes, an economic evaluation is completed for each area in order to determine if the revenue generated in that region is sufficient to pay for the necessary development cost.

In open pit Mineral Reserve estimation, costs with SIBC are input into an optimisation software (NPV Scheduler ™) and then the Lerch-Grossman algorithm is run. In the optimisation process, processing costs for sulphide ore were included only with variable costs, as this operation is mine-constrained, and the main ore source for sulphide plant are the underground operations.

12.3 Mineral Reserve classification and uncertainty

The estimation process considers price and exchange rate inputs from the AngloGold Ashanti Guidelines for Reporting as well as cost studies based on current and future scenarios. Underground estimation uses Datamine ™ Mineable Stope Optimiser (MSO) software and open pit uses a scheduling tool to perform optimisation (NPV Scheduler ™), applying modifying factors that have been validated by peer review.

The Geological estimation method used is ordinary kriging and classification is done based on geostatistical conditional simulation results (SGS and SIS), using the 15% rule (error less than 15% with 90% confidence for a 3-month production period for Measured, less than 15% with 90% confidence for a 1-year production for Indicated, and higher for Inferred). Classification also considers drill hole spacing (Measured: lower or equal to 25x25m, Indicated: Drilling pattern 50 x 50m; Inferred: Drilling pattern 100x100m and/or 150x150m, which are delineated by geological knowledge).

Only the Measured and Indicated Mineral Resource are considered for conversion into Mineral Reserve.

- Measured Mineral Resource to Proved Mineral Reserve.
- Indicated Mineral Resource to Probable Mineral Reserve.
- Inferred Mineral Resource is not converted to Mineral Reserve.

12.4 Mineral Reserve summary

Gold is the only product produced from CdS, the prices are stated by the AngloGold Ashanti Guidelines for Reporting considering historical performance and company's strategy. Operational costs are estimated considering near-term projections.

The orebodies in production for underground mining are Cristina, Donana, Rosalino, Carvoaria, Laranjeiras and Cahorro Bravo mines. For the open pit, only the Rosalino complex is in operation (Pinta Bem is expected to be in operation in 2022). The waste from the underground mining is scheduled to be placed on the Crista's waste landform.

In the mining area, there are two stockpile areas, but they are only used to transfer the ore from articulated trucks to standard trucks hauling to the plant. The waste from the open pit mine is scheduled to be placed on the Cristina waste landform, as well.

With caution, AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process, and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve.

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Gold Mineral Reserve

AGA Mineracao - Córrego do Sítio		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
CdS I (sulphide) Rosalino Underground	Proven	0.01	6.07	0.04	0.00
	Probable	0.32	4.37	1.41	0.05
	Total	0.33	4.40	1.45	0.05
CdS I (sulphide) Secondary Underground	Proven	0.03	3.33	0.11	0.00
	Probable	0.09	3.33	0.30	0.01
	Total	0.12	3.33	0.41	0.01
CdS I (sulphide) Cachorro Bravo Underground	Proven	0.02	3.60	0.06	0.00
	Probable	0.00	4.43	0.01	0.00
	Total	0.02	3.71	0.07	0.00
CdS I (sulphide) Laranjeiras Underground	Proven	0.03	3.67	0.13	0.00
	Probable	0.18	3.12	0.55	0.02
	Total	0.21	3.21	0.68	0.02
CdS I (sulphide) Carvoaria Underground	Proven	0.09	4.13	0.39	0.01
	Probable	0.63	4.30	2.71	0.09
	Total	0.72	4.27	3.10	0.10
CdS II (sulphide) Sangue de Boi Underground	Proven	0.07	5.35	0.38	0.01
	Probable	0.28	5.27	1.49	0.05
	Total	0.35	5.29	1.87	0.06
CdS II (sulphide) São Bento Mine Underground	Proven	-	-	-	-
	Probable	0.11	3.88	0.43	0.01
	Total	0.11	3.88	0.43	0.01
CdS Stockpile (sulphide)	Proven	0.12	1.35	0.16	0.01
	Probable	-	-	-	-
	Total	0.12	1.35	0.16	0.01
CdS I (sulphide) Rosalino Open pit	Proven	0.08	2.50	0.21	0.01
	Probable	0.31	1.79	0.55	0.02
	Total	0.39	1.94	0.76	0.02
CdS I (oxide) Rosalino Open pit	Proven	0.25	1.21	0.30	0.01
	Probable	0.39	0.97	0.38	0.01
	Total	0.64	1.06	0.68	0.02
CdS I (transitional) Rosalino Open pit	Proven	0.09	2.51	0.23	0.01
	Probable	0.06	1.62	0.10	0.00
	Total	0.15	2.16	0.32	0.01
CdS II (oxide)	Proven	-	-	-	-
	Probable	0.30	1.67	0.50	0.02
	Total	0.30	1.67	0.50	0.02
CdS III / Regional (oxide)	Proven	-	-	-	-
	Probable	0.69	1.66	1.14	0.04
	Total	0.69	1.66	1.14	0.04
CdS Stockpile (oxide)	Proven	0.19	0.32	0.06	0.00
	Probable	-	-	-	-
	Total	0.19	0.32	0.06	0.00
CdS Stockpile (transitional)	Proven	0.11	1.02	0.11	0.00
	Probable	-	-	-	-
	Total	0.11	1.02	0.11	0.00
Total	Proven	1.10	1.99	2.18	0.07
	Probable	3.36	2.85	9.57	0.31
	Total	4.46	2.63	11.75	0.38

The LOM plan has 100% of the ore treated by the metallurgical plants avoiding the requirement for stockpiling ore.

All sill pillars and rib pillars are excluded from the Mineral Reserve.

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The Mineral Reserve declaration represents the ore produced in the mine before entering the process plant. For all processed material, the Mine Factors (MCF) are already taken into consideration and the metallurgical recoveries are excluded.

12.5 Qualified Person's opinion

In the QP's opinion, the work done to estimate the Mineral Reserve is appropriate and the modifying factors used are well supported. The technical specialists who supplied input for the Mineral Reserve are suitable qualified to do so. The CdS Mineral Reserve is therefore suitable for public reporting.

13 Mining methods

The mining method was selected by evaluating the advantages and disadvantages of the technical and economic characteristics inherent to each of the possible mining methods, respecting the ore geometry and the geomechanical conditions of the rock mass, associated with the extraction rates, productivity levels, and feasible operational costs consistent with the economic attractiveness of the project, aiming at the selection of the method more compatible with the mining of narrow veins which are located parallel to each other. Geotechnical considerations and infrastructure (ventilation, electric and pumping systems) are considered in the Mineral Reserve design.

Sublevel stoping has been used as the principal mining method for CdS1 underground mine since production started. CdS2 changed from cut-and-fill to sublevel when operations were resumed in 2020, considering the orebody similarity with CdS1 and other modifying factors.

A stability analysis according to the report "Análise de Estabilidade – Atualização dos Parâmetros de Lavra" for CdS1 and CdS2 underground mines was carried out in order to obtain the mining parameters. A summary of this report is presented in the following topics.

- Sill Pillar: The pillar design was executed considering only the sill pillars using the Finite Element method through a bidimensional model (Phase2™ software).
- Rib Pillar: As the sill pillars were designed in order to support the entire load applied by the overlying rock, the rib pillars represent an additional contribution to the pillar stability. A 4-meter dimension was adopted and they were not aligned through the panel.

The mining method used in open pit operations is bench mining (8m high), which is appropriate for superficial and sub-vertical geological bodies that are characteristic to the locality.

The open pit Mineral Reserve designs were evaluated following the flowchart below from Guidelines for Open Pit Slope Design.

Slope Design Process, modified from Read & Stacey, 2009.


Geology
Structure
Rock Mass
Hydrogeology
Geotechnical Model
Geotechnical Domains
Strength
Failure Modes
Structure
Design Sectors
Geomechanical Model
Structure
Strength
Groundwater
In Situ Stress
Stability Analysis
If FS insufficient
Final Design

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The geotechnical studies performed to substantiate the geometrical parameters of the open pits were based on the following activities:

- Surface geological-geotechnical mapping of rock mass and main structures
- Geotechnical description of the exploration drill holes
- Block model of Rock Mass Rating (RMR, 1989)
- Strength parameters definition using lab tests and back analyses of failures that have occurred in the Córrego do Sítio complex, and previous geotechnical studies performed by consultancies
- Kinematic analysis using DIPS™ software (Rocscience)
- Limit Equilibrium analysis using SLIDE™ software (Rocscience)
- Geotechnical Instrumentation: topographical plates/prisms, water level indicators and crack meters.

Example table of parameters used to optimise and analyse the final open pit design, based on RMR of each block.

Slope Region 1			Slope Region 2			Slope Region 3			Slope Region 4			Slope Region 5		
LANDFILL			SOIL			DB Class V			DB Class IV			DB Class III		
Azimuth	Overall Angle	Face Angle	Azimuth	Overall Angle	Face Angle	Azimuth	Overall Angle	Face Angle	Azimuth	Overall Angle	Face Angle	Azimuth	Overall Angle	Face Angle
84	24.3	30	84	27.6	35	84	30.8	40	84	33.9	45	84	40.1	55
85	24.3	30	85	27.6	35	85	30.8	40	85	33.9	45	85	40.1	55
135	24.3	30	135	27.6	35	135	30.8	40	135	33.9	45	135	40.1	55
136	24.3	30	136	27.6	35	136	30.8	40	136	33.9	45	136	40.1	55
259	24.3	30	259	27.6	35	259	30.8	40	259	33.9	45	259	40.1	55
260	24.3	30	260	27.6	35	260	30.8	40	260	33.9	45	260	40.1	55
310	24.3	30	310	27.6	35	310	30.8	40	310	33.9	45	310	40.1	55
311	24.3	30	311	27.6	35	311	30.8	40	311	33.9	45	311	40.1	55

Slope Region 6			Slope Region 8			Slope Region 9			Slope Region 10			Slope Region 11		
DB Class II e I			XT Class V			XT Class IV			XT Class III			XT Class II e I		
Azimuth	Overall Angle	Face Angle	Azimuth	Overall Angle	Face Angle	Azimuth	Overall Angle	Face Angle	Azimuth	Overall Angle	Face Angle	Azimuth	Overall Angle	Face Angle
84	49.6	70	84	33.9	45	84	40.1	55	84	49.6	70	84	56.5	80
85	49.6	70	85	33.9	45	85	37	50	85	40.1	55	85	40.1	55
135	49.6	70	135	33.9	45	135	37	50	135	40.1	55	135	40.1	55
136	49.6	70	136	33.9	45	136	40.1	55	136	49.6	70	136	56.5	80
259	49.6	70	259	33.9	45	259	40.1	55	259	49.6	70	259	56.5	80
260	49.6	70	260	33.9	45	260	30.8	40	260	30.8	40	260	30.8	40
310	49.6	70	310	33.9	45	310	30.8	40	310	30.8	40	310	30.8	40
311	49.6	70	311	33.9	45	311	40.1	55	311	49.6	70	311	56.5	80

Table of geomechanical parameters used to optimise and analyse the final Underground design.

UNDERGROUND GEOMECHANICAL PARAMETERS										
Panel Vertical Hight (m)	59								Rib Pillar Width (m)	Crosscut Rib Pillar (m)
Sill Pillar Vertical Hight (m)	Elevation (m)	CV e LJ (Horizontal sill)	Elevation (m)	CB / CR (Horizontal sill)	Elevation (m)	RS (Horizontal sill)	Elevation (m)	PN (Horizontal sill)	6m	16m
	>571	4	>309	4	>571	4	>571	5		
	571 / 329	5	< 309	5	571 / 329	5				
	329 / -73	7			329 / -25	6				
Distance between Rib Pillars (m)	Elevation (m)	CV		LJ		CB / CR		PN		RS
	>503	72		55		36		36		31
	503 / 329	42		36		25		25		23
	329 / 152	30		26		20		20		18
	152 / -25	23		21		16		16		15
Distance between Stope and development (m)	Elevation (m)		Gallery in HW			Gallery in FW			Vertical distance between gallery and stope	
	> 628		12			10			7.5m	
	628 / 445		18			15				
	445 / 211		19			17				
	211 / 34		22			19				
	34 / -25		24			20				
Distance between slope and decline (m)	Elevation (m)		Footwall				Hangwall			
	>710		17				30			
	710-540		30				30			
	540-310		40				40			
	310-80		45				50			
Distance between paralell slopes - Top / Down (m)	Mining Footwall first					Mining Hangwall first				
	10					15				
Layout										



416
421
397
Referência de elevação sill perpendicular

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Hydrogeological parameters such as groundwater positioning, rock saturation and rainwater contribution are considered during the stability analysis performed by the geotechnical team. Subsequently, the designs are evaluated by the hydrogeology team for possible needs for lowering the water table, through pumping wells, and drainage, as well as sizing a pumping station in underground mines.

Underground mines, both in CdS1 and CdS2 use sublevel stoping, with a top-down sequence in CdS1, and in CdS2 the sequence can also be bottom-up above Level 21 due to the strategy to develop an incline access. The sublevel stoping method is better suited considering the narrow-vein layout which requires less development and lower costs. Geotechnical parameters are considered by the rock mechanics requirements for different areas and are considered in the mine design, such as pillar size, distance between stopes and development, infrastructure position and others.

General mining layout for Underground and Open Pit.



Sill Pillar
Blind Stope
Rib Pillar
Top of Panel Ore Drive
Bench Stope
Central Pillar
Intermediate Ore Drive
Bench Stope
Bottom of Panel Ore Drive
Sill Pillar
12 m
5 m
13 m
59m
5 m
13 m
5 m
TOPOGRAPHY
BERM – 3.2 m
BENCH HEIGHT – 8 m
PIT DESIGN

CdS1 underground and open pit Mineral Reserve consider current mining rates with equipment and operational crews already on site. These considerations are also an input for mining width, mine layout and other modifying factors. CdS2 Mineral Reserve (open pit and underground) considers a production ramp-up as planned in the business plan, including equipment and people mobilisation. All the support crew, infrastructure and facilities required for the operation are already mobilised and installed. Tailings filtering plant is under construction and conclusion is expected to H1/2022.

Underground

The underground optimisation is done by Mineable Shape Optimiser (MSO), with manual economic evaluation for each sublevel considering the infrastructure (ventilation, electric and pumping systems) and development costs to access the stope.

For the mine sequencing, a rate of 61m/month is applied to secondary development, and a rate of 72m/month to primary complex ramp development is applied.

The stope rate is defined by an equation associated to the stope width, variating from 3.0kt/month to 11.0kt/month by stope.

All sequence levelling is done by the Schedule Optimisation Tool (SOT™) software, respecting all the capacity constraints, development sequence, and operational limitations.

Open Pit

The open pit optimisation is done by NPV Scheduler™, which uses the Lerch-grossman method.

For the mine sequencing, the drop down rate varies according to the mining area available on each bench and mine (CdS1, CdS2 or CdS3).

All sequencing is done by the Minesched™ software, respecting all the capacity constraints, development sequence, and operational limitations.

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Open Pit operational excavations and material transportation is done by a contracting company.

13.1 Requirements for stripping, underground development and backfilling

During pit optimisation, overall slope angles are provided by the rock mechanics team and input as a restriction in the Lerch-Grossman algorithm (NPV Scheduler™). Detailed pit design (slopes, berms, ramps) follows pit optimisation, including different angles, according to azimuth and the RMR (Rock Mass Rating) classification of each block. The final underground and pit design are analysed and approved, if necessary, with recommendations, by the rock mechanics and hydrogeological teams before moving forward to start the stripping or development.

13.2 Mine equipment, machinery and personnel

No major increase of fleet and operational crew is necessary for CdS1, but for CdS2 an increase of around 357% (development from 1.6km/year to 5.4km/year) is expected due to ramp up mine in 2023, and this increase is already included in the budget.

13.3 Final mine outline

CdS1 Final layout - Open Pit and underground Mineral Reserve


Decline 1
CR
DN
Decline 2
CB
RO
LJ
CV

CdS2 Final layout - OP and UG Mineral Reserve


PB
Shaft
SB
SdB

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CdS3 Final layout – OP and UG Mineral Reserve



14 Processing and recovery methods

CdS2

The former São Bento Mine (SBM) had a plant that used to treat around 380ktpa during its operation. Due to differences between the CdS and SBM ores, the circuit had to be modified. The main pieces of equipment that were modified and revamped include a ball mill, the flotation cells, the leach tanks, the pumps and the motors. In addition, a primary and a secondary crusher, and a new autoclave were installed. A ball mill from the Queiroz plant was moved to the CdS plant as a secondary mill, working in parallel with the existing mill to meet the new treatment rate. The plant and the Pressure Oxidation (POX) circuit were designed for a capacity of 600ktpa (feed plant basis). Basic and detailed engineering of the São Bento plants modification and refurbishing were carried out by Minproc.

The plant started in August 2011 and started treating concentrate using the new autoclave in January 2012. The design of this autoclave was developed by Sherritt Technologies. An internal haul road of about 5km was built from the ROM stockpiles near the CdS1 underground mines second portal entrance to the primary crusher, installed at the CdS plant, near the shaft area. Trucks transport the ROM ore across the bridge built over the Conceicao River to the crushing site. After the plant start-up in August 2011, the ore treatment has ramped up, reaching 800ktpa of ore and over 100koz pa of gold from 2017 onwards.

The existing metallurgical operating equipment had to be refurbished and upgraded where necessary and again recommissioned in order to successfully treat the new deep sulphide Mineral Reserve from Cachorro Bravo, Laranjeiras and Carvoaria orebodies. These deposits were discovered by exploration and development that has been opened since August 2002, as part of an independent exploration project carried out in parallel to the production activities.

CdS1

The heap leach plant has a capacity of 600ktpa. The ROM ore is transported by trucks from the open pit to the stockpile close to the primary crusher in the heap leach plant. The heap leach plant was revamped in 2013 to increase its capacity to 600ktpa where three new heaps and five adsorption columns were included. The expansion also included an increase in the pumping of leach solution.

Detailed CdS Flowsheet

The sulphide metallurgical plant consists of the following process circuit:

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- Crushing
- Grinding / Gravity concentration
- Flotation
- Flotation Tailings Leaching
- Filtration Circuit
- Thickening
- Acidulation
- Pressure Oxidation (POX Autoclave)
- CCD (Counter current Decantation Wash Thickening)
- Gold CIL extraction
- Elution
- Neutralisation
- Electrowinning
- Tailings disposal

General Sulphide Plant Flowsheet


FLUXOGRAMA GERAL PLANTA CÓRREGO DO SÍTIO II

The Heap Leach metallurgical plant consists of the following process circuit:

- Crushing
- Agglomeration
- Leaching
- Adsorption
- Elution/Electrowinning
- Heaps neutralisation
- Heaps removal
- Effluent neutralisation

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General Heap Leach Plant Flowsheet


MINÉRIO ROM
MOEGA
BRITADOR MANDÍBULA
PENEIRA VIBRATÓRIA
2 SILOS DE CIMENTO
MOINHO DE MARTELOS
BALANÇA
AGLOMERADOR
ALIMENTADOR VIBRATÓRIO
ELETROÍMÃ
ÁGUA
TRATAMENTO MECÂNICO
CORREIA TRANSPORTADORA
18 CORREIAS TRANSPORTADORAS
HIDROMETALURGIA
EVAPORAÇÃO
PERÓXIDO DE HIDROGÊNIO
BOMBA DE NEUTRALIZAÇÃO
SOLUÇÃO RICA
PILHA DE LIXIVIAÇÃO
TANQUE OPERACIONAL DE NEUTRALIZAÇÃO
DESCARTE
ELUIÇÃO
COLUNAS DE ELUIÇÃO
BOMBA DE SOLUÇÃO RICA
FLUXO DE CARVÃO
ADSORÇÃO
COLUNAS DE CARVÃO
TANQUE OPERACIONAL DE SOLUÇÃO RICA
TANQUE DE NEUTRALIZAÇÃO DE EMERGÊNCIA
BOMBA DE SOLUÇÃO POBRE
CARVÃO PARA ELUIÇÃO
FLUXO DE SOLUÇÃO
DISPERSANTE
MAKE-UP CIANETO
ELETRODEPOSIÇÃO
TANQUE OPERACIONAL DE SOLUÇÃO EXAURIDA
TANQUE PULMÃO DE ELETRÓLITO
TANQUE DE SOLUÇÃO RICA
TANQUE DE SOLUÇÃO POBRE
TANQUE PULMÃO DE AQUECIMENTO
FUNDIÇÃO
Au
ANGLOGOLD ASHANTI

15 Infrastructure

In general, the infrastructure provides easy access to operational areas.

The main inputs from mineral processing for Mineral Reserve evaluation are the yearly feed capacity and metallurgical recovery by material type, considering the different pits. During 2020, the Heap Leach plant, which processes oxide ore, had a mechanical availability of 85.4% and a utilisation of 70.7%, with an average productivity of 167t/h. The utilisation increased due to the quantity of ore available during the year.

The sulphide treatment plant during the 2020 had a mechanical availability of 92.5% and a utilisation of 91.6%, with an average productivity of 117.8 t/h.

The sulphide plant capacity is 1Mtpa and the oxide plant is around 0.9Mtpa. Based on these numbers, the actual plant infrastructure has sufficient capacity to process all planned material.

The sulphide mining capacity is 1Mtpa and the oxide mining is around 10Mtpa (ore and waste).

All the logistics strategy (administrative, employees and production) has contracts in place that fully support the site's operation.

16 Market studies

The primary product sold from the mining and beneficiation of ore at our operations, is gold doré.

The accepted framework governing the sale or purchase of gold, is conformance to the loco London standard. Only gold that meets the LBMA's Good Delivery standard is acceptable in the settlement of a loco London contract. In the loco London market, gold is traded directly between two parties without the involvement of an exchange, and so the system relies on strict specifications for fine ounce weight, purity and physical appearance.

For a bar to meet the LBMA Good Delivery standard, the following specifications must be met as a minimum:

- Weight: 350 fine troy ounces (min) to 430 fine troy ounces (max),
- Purity / Fineness: Minimum fineness of 995.0 parts per thousand fine gold,
- Appearance: Bars must be of good appearance not displaying any defects, irregularities such as cavities, holes or blisters.

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Only bullion produced by refiners whose practices and bars meet the stringent standards of the LBMA's Good Delivery List can be traded on the London market. Such a refiner is then an LBMA Accredited Refiner and must continue to meet and uphold these standards in order for its bars to be traded in the London market. Provided the bullion meets the LBMA Good Delivery standard, it is accepted by all market participants and thus provides a ready market for the sale or purchase of bullion.

Gold and silver price historical data


Gold and Silver Price from Dec 2016 to May 2021
Silver Price ($/oz)
Gold Price ($/oz)
1716
1851
21.1
25.7
Silver Price
01-May-18
12-Aug-19
25-Mar-21
2020-07-31 to 2021-05-18
2020-07-31 to 2021-05-18
13-Mar-20
Avg silver price 28 Mar 13 to date
15-Sep-18
31-Jul-20
Gold Price
Avg gold price 28 Mar 13 to date
07-Dec-20

Annually, the gold prices used for determining Mineral Resource and Mineral Reserve are determined by the Mineral Resource and Ore Reserve committee (RRSC). Two different prices used for determining Mineral Resource and Mineral Reserve. These prices are provided in local currencies and are calculated using the historic relationships between the USD gold price and the local currency gold price.

The Mineral Resource price reflects the company's upside view of the gold price and at the same time ensures that the Mineral Resource defined will meet the reasonable prospects for economic extraction requirement. Typically, the price is set closer to spot than the Mineral Reserve price and is designed to highlight any Mineral Resource that is likely to be mined should the gold price move above its current range. A margin is maintained between the Mineral Resource and ruling spot price and this implies that Mineral Resource is economic at current prices but that it does not contribute sufficient margin to be in the current plans.

The Mineral Reserve price provided is the base price used for mine planning. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The company uses a set of economic parameters to value its assets and Business plan, these economic parameters are set on a more regular basis and reflect the industry consensus for the next five years. These are generally higher than the Mineral Reserve price and enable more accurate short term financial planning. Finally, the company uses a fixed price to evaluate its project and set its hurdle rate. This price and the hurdle rate are set by the board and changed when indicated due to significant changes in the price of gold.

The determination of the Mineral Resource and Mineral Reserve prices are not based on a fixed average, but rather an informed decision made by looking at the trends in gold price. The gold prices and exchange rates determined are then presented to the RRSC for review, in the form of an economic assumptions proposal document once a year (generally the second quarter of the year). After review and approval by the committee, it is sent to AGA's Executive Committee for approval. The prices for copper, silver and molybdenum are determined using the same process used for gold.

CdS has an operational contract with "G3 CONSTRUÇÃO PESADA LTDA" for open pit infrastructure and transport (Ore and waste) and for surface sulphide ore transport to plant. This contract is currently under renegotiation due to decrease in volumes in the production schedule. The G3 CONSTRUÇÃO PESADA LTDA is an unaffiliated third party.

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17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups

17.1 Permitting

AngloGold Ashanti holds all mineral (ANM) and environmental legal requirements from the Federal Government and Minas Gerais state.

Mining concessions are granted for a period beyond the existing Mineral Reserve and include areas of likely Mineral Resource to Mineral Reserve conversions.

All Environmental and Concession Licenses, including reporting requirements, is managed under the comprehensive OneGreen management system. This system controls all regulatory requirements in Federal, Regional and Local level and is also used to respond to external audits and environmental agency inspections. AGACSM uses a Brazilian software application (Jazida ™) in order to manage permitting requirements and other tenement management aspects in interface with Brazilian Mining Law updates.

Environmental compliance and obligations are reviewed regularly by the Environmental Agency through inspections and permitting renewals. For instance, as part of the Operation License renewal, mining companies are required to present an Environmental Performance Report that includes mainly, but not only:

- (i) Evidence of attendance to the obligations;
- (ii) Monitoring results, and
- (iii) Performance of the environmental control plan established by the current licence.

The agency analyses this report and after inspections, produces a technical advice (approving or not approving the project) that is voted on by the Technical Mining Chamber. This is a specific group formed by legislation and includes NGO's, Industries, Academy, Government, Agencies and Civil society representants. Therefore, in Minas Gerais State, the permitting process is not only evaluated by Environmental Agency, but by several specific groups.

There are two main projects underway. The Pinta Bem expansion project which refers to the increase in ROM and implementation of dry stacking (tailings and waste co-disposal) was granted in July 2021. This project is currently under construction at the site. The CdS expansion project includes new areas for waste disposal. This project is already under Environmental Agency evaluation and the permitting is expected in April 2022. Both projects cover operations within the current Mineral Reserve.

Tailings dam capacity and management regarding the new legislation and the AngloGold Ashanti transition for dry stacking have been key challenges in CdS. An action plan is under way to address these challenges through a TSF programme created to focus on tailings management. The Pinta Bem expansion project and dam reclassification and decommissioning projects are part of this plan to reduce the operational risks as they offer locations for dry stacking. Both projects were already aligned with the Environmental Agency and their implementation has already started.

Other risks to the execution of the production plan rely on slope stability and any loss of infrastructure for processing due to any kind of accidents. Due to the new mining scenario after the Brumadinho Dam collapse, there is the possibility that regulations and requirements become more stringent, which may cause delays.

17.2 Requirements and plans for waste tailings disposal, site monitoring and water management

Solid waste disposal follows federal and state legislations in the mining industry. The State Environmental Agency is responsible for inspecting and verifying whether legislations are followed and good practices are in place. In that sense, mining companies need to present annually the waste inventory, which shows the balance of waste generation and final disposal (onsite or offsite). The final disposal location needs to be authorised by the Environmental Agency prior to the disposal. CdS site manages this process accordingly.

Regarding mining waste and tailings management, CdS site plans to dump approximately 5Mt and dispose 1.6Mt of material respectively in 2021. Piezometers and inclinometers are used to monitor waste and tailings disposal structures. CdS has a water balance that supports the water management of the site.

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Water use is covered by water grants which are regularly reviewed by the Environmental Agency. The closure plan considers the monitoring programme post closure until stabilisation of the environment.

17.3 Socio-economic impacts

As part of the environmental permitting process, the Environmental Agency requires AngloGold Ashanti to implement social programs that guarantee transparency to the local community. Regular meetings are in place to engage the community with AngloGold Ashanti projects. The Company also enjoys a good reputation with the community and Local Government, with a huge part of its employee staff made up of local people and a large number of social projects are being developed. AngloGold Ashanti is permanently working to maintain the social license for its operation.

The most common issues are related to blast noise, dust from road haulage operations and perceived impacts on water supplies. These impacts are measured during environmental impact assessments and mitigation programs are suggested during the permitting period. In most cases, new projects also have a positive impact such as the employment of local people. This allows the development of the local economy and improvement of resources in the community.

Culturally, AngloGold Ashanti fully complies with the guidelines of IEPHA (State Institute of Historical and Artistic Heritage) and IPHAN (National Institute of Historical and Artistic Heritage) and this includes mitigating and compensating for the impacts on archaeological heritage. For instance, terms of agreements are discussed between these Institutes and the Company after they approve the new projects. AngloGold Ashanti has to strictly adhere to these terms, which are regularly evaluated by these Institutes.

17.4 Mine closure and reclamation

The mine closure plan is updated every 3 years and the most recent plan was concluded in 2020. Closure plan costs are annually audited by a specialised company (Ernst and Young) which checks all the data, including unit costs and quantities. The current cost for CdS site is $15.9M. The cost estimate is annually reviewed as conceptual designs moves to implementation.

17.5 Qualified Person's opinion on adequacy of current plans

There are no major issues related to environmental compliance for the Mineral Reserve. All the planned areas have the permits required for work and environmental controls being implemented or will be implemented before operations start-up.

17.6 Commitments to ensure local procurement and hiring

One of AngloGold Ashanti Brazil's values is that we want the communities and societies in which we operate to be better off because of our presence, contributing with social, cultural and economic development. One of the ways we demonstrate this transforming role is by valuing local labour. Despite the challenging period the pandemic has put the world through during the past year, AngloGold Ashanti maintained its activities and preserved jobs. In 2020, CDS employed approximately 7,000 people, directly and indirectly. In the State of Minas Gerais, Córrego do Sítio (CdS) Operations generate 1,202 jobs for the residents of Santa Bárbara and Barão de Cocais.

Buying from local suppliers is considered another way to promote development.

18 Capital and operating costs

18.1 Capital and operating costs

The selling price for Mineral Reserve estimation is $1,200/oz. The estimation of pit constrained Mineral Resource is based on a selling price of $1,500/oz. The exchange rate was stipulated as R$5.15 (BRL/USD) for Mineral Reserve estimation and R$5.29 for Mineral Resource. These economic parameters are defined in the AngloGold Ashanti Guidelines for Reporting.

Royalties payable in Brazil, named CFEM (Compensacao Financeira pela Exploracao de Recursos Minerais) in this Report, are based on 1.5% of gold revenue and are included in the cash flow analysis.

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In order to prove the feasibility of the Mineral Reserve, a Net Cash Flow was calculated with Operational Costs, Capex, gold price variation with economic changes, taxes and other costs.

Operating and capital costs were based on the AngloGold Ashanti, CdS 5+7 outlook, the same as the cut-off grade calculation basis. For capital over the life of mine, information was taken from strategic options as was the cut-off grade calculation. Attached is an table of detailed cost per process:

Summary Costs Table

			$ (DÓLAR)				
			SIB	G&A	FIXED	VARIABLE	TOTAL
UG	STOPE	R$/t	$ 5,77	$ -	$ 41,36	$ 20,4	$ 67,53
	PRIMARY	R$/m	$ 133,59	$ -	$ 459,51	$ 1.938,3	$ 2.531,35
	SECONDARY	R$/m	$ 133,59	$ -	$ 435,72	$ 1.378,4	$ 1.947,68
OP	ORE OX	R$/t	$ 0,07	$ -	$ 0,59	$ 2,04	$ 2,70
	WASTE OX	R$/t	$ 0,07	$ -	$ 0,59	$ 1,74	$ 2,40
	ORE TR HL	R$/t	$ 0,07	$ -	$ 0,59	$ 2,08	$ 2,74
	WASTE TR HL	R$/t	$ 0,07	$ -	$ 0,59	$ 1,82	$ 2,48
	ORE TR SUL	R$/t	$ 0,07	$ -	$ 0,59	$ 3,03	$ 3,69
	WASTE TR SUL	R$/t	$ 0,07	$ -	$ 0,59	$ 1,82	$ 2,48
	ORE SUL	R$/t	$ 0,07	$ -	$ 0,59	$ 3,23	$ 3,89
	WASTE SUL	R$/t	$ 0,07	$ -	$ 0,59	$ 2,14	$ 2,80
HL	-	R$/t	$ 0,49	$ 2,31	$ 4,35	$ 3,99	$ 11,14
MILL	-	R$/t	$ 11,19	$ 6,39	$ 17,14	$ 11,01	$ 45,72

18.2 Risk assessment

The most significant risk to the operation is the lack of Mineral Reserve flexibility in order to deliver the production plan. This risk is controlled and mitigated with an Integrated Planning process, together with internal stakeholders and daily monitoring of the execution plan.

An independent external Mineral Resource and Mineral Reserve audit was undertaken in 2019 by Golder & Associates and found no fatal flaws in process or output. The main risks to the execution of the production plan rely on rock-mass stability and any loss of infrastructure for processing due to any unforeseen accidents. Also, constraints in tailings dam capacity require the completion and effective performance of filtering plants in 2022. The construction process and commissioning are on track and is being followed-up on a weekly basis by AngloGold Ashanti's senior leadership team.

The cost model is updated with the most recent information from the AngloGold Ashanti, CdS 5+7 outlook, as well as SIBC estimation for the LOM. An increase in plant costs is expected due to new filtering plant and TSF structures, costs for these new operations were estimated considering industry peers and adjustments made by AngloGold Ashanti's technical team. This information is already considered for the cut-of-grade calculation.

19 Economic analysis

19.1 Key assumptions, parameters and methods

Financial assumptions follow AngloGold Ashanti's Guidelines for Reporting.

- Gold price: USD1,200/oz
- Exchange rate: $1= 5.15BRL
- Taxes as per Brazilian regulations
- Discount rate: 8.39% is applied for Lerch Grossman pit optimisation.

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Financial assumptions

ASSUMPTIONS		
Gold Price	$/Oz	1,200
FX	R$/$	5.15
Royalties (CFEM)	%	1.50%
Royalties (LandOwner)	%	0.75%
Land Rental (CdS 3)	$/Year	57,068.9
Tax	(%)	34%

19.2 Results of economic analysis

Attached image of calculated cashflow as below:

Projected Cashflow

Item	Unit	Total LOM	2022	2023	2024	2025
Production						
Gold	Oz ('000)	324,4	123,7	120,9	44,7	35,1
Silver	Oz ('000)	0,0	0,0	0,0	0,0	0,0
Copper	lb ('000)	0,0	0,0	0,0	0,0	0,0
Revenue						
By product (+/-)	USD M	0,0	0,0	0,0	0,0	0,0
Gross Revenue	**USD M**	**389,3**	**148,5**	**145,1**	**53,7**	**42,1**
Royalties	USD M	6	2,2	2,2	0,8	0,6
Operating Costs						
Mining Cost	USD M	150	54,5	63,0	15,4	17,4
Processing Cost	USD M	84	34,2	35,2	7,6	6,9
General & Admin	USD M	20	8,2	8,4	1,8	1,8
Other Operating Costs	USD M	0				
Total Operating Cost	USD M	254	96,9	106,6	24,8	26,1
Sustaining Capital	USD M	82	39,8	30,2	10,8	1,5
Non-GAAP Metrics & Cash Flow						
Total AISC	USD M	**337**	**136,7**	**136,8**	**35,6**	**27,6**
Total AISC	USD/oz[1]	1.038	1.105	1.132	796	787
Other Capital (non Sust.)	USD M	0	0,0	0,0	0,0	0,0
Total AIC	USD M	337	**136,7**	**136,8**	**35,6**	**27,6**
Total AIC	USD/oz[1]	1.038	1.105	1.132	796	787
Closure Costs	USD M	4	1,1	1,6	0,1	0,9
Tax	USD M	18	4,0	2,8	6,1	4,9
Free Cash Flow	**USD M**	**25**	**4,4**	**1,6**	**11,0**	**8,0**

In the 2021 Mineral Reserve cycle, a positive cashflow was achieved from financial modelling of the Mineral Reserve.

Key Metrics

Key metrics		
NPV_0	USD M	25,1
NPV_5	USD M	22,3
NPV_{10}	USD M	20,1
NPV_{15}	USD M	18,1
Cash Flow Margin	%	16%
IRR (for Projects only)	%	-
Payback	Qty	-

Inferred Mineral Resource is not included in the Mineral Reserve estimation, it is considered as waste for mine sequence purposes, as the AngloGold Ashanti Guidelines for Reporting state that this category should not influence the Mineral Reserve plan. But Inferred Mineral Resource is included in the business

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AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 65 plan with appropriate risk assessment. Economic analysis shows that the CdS Mineral Reserve is feasible without considering Inferred Mineral Resource. 19.3 Sensitivity analysis The selling price considered for Mineral Reserve estimation is $1,200/oz and the exchange rate is BRL 5.15/$. Furthermore, a sensitivity analysis, moving the gold price, grade, operating costs and capital cost by +/- 20% is shown in the table and graph below. The revenue related gold price and grade value drivers show similar sensitivities, with a decrease of $63.4M in NPV0 with a -20% sensitivity, and an increase of $50.2M in NPV0 with a +20% sensitivity. The operating cost is less sensitive and shows an increase in NPV0 of $33.6M with a -20% change, and a decrease of $40.6M NPV0 with a +20% change. The capital costs are least sensitive with an increase of $10.9M NPV0 with a -20% change, and a $10.9M decrease in NPV0 with a +20% change. Sensitivity Analysis for key value drivers (numbers as after-tax NPV0 , in USD M) Parameter 1 Unit -20% Base Case +20% Gold Price USD/oz -38.3 25.1 75.3 Grade Processed g/t -38.3 25.1 75.3 Operating Costs USD M 58.7 25.1 -15.5 Capital Costs USD M 36.0 25.1 14.2 1 Sensitivities estimated based on given current mine plan for the Base Case. 20 Adjacent properties All the information in this Technical Report Summary is referred only to AngloGold Ashanti’s property. There are no relevant adjacent properties. 25.1 -60.0 -40.0 -20.0 0.0 20.0 40.0 60.0 80.0 100.0 -20% Base Case (0%) +20%N P V 0 af te r- ta x (U SD M ) Sensitivities on Key value drivers (+/- 20%) Gold Price Grade Processed Operating Costs Capital Costs AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 66 21 Other relevant data and information 21.1 Inclusive Mineral Resource The Inclusive Mineral Resource is economically constrained to have a reasonable and realistic prospect for eventual economic extraction. Inclusive Gold Mineral Resource AGA Mineração - Córrego do Sítio Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz CdS I (sulphide) Rosalino Underground Measured 0.07 4.54 0.31 0.01 Indicated 1.80 3.73 6.71 0.22 Measured & Indicated 1.87 3.76 7.02 0.23 Inferred 3.83 3.71 14.19 0.46 CdS I (sulphide) Secondary Underground Measured 0.12 3.59 0.41 0.01 Indicated 0.43 3.67 1.58 0.05 Measured & Indicated 0.55 3.65 1.99 0.06 Inferred 1.09 3.44 3.76 0.12 CdS I (sulphide) Cachorro Bravo Underground Measured 0.68 3.52 2.39 0.08 Indicated 0.45 3.19 1.45 0.05 Measured & Indicated 1.13 3.39 3.84 0.12 Inferred 0.43 3.35 1.43 0.05 CdS I (sulphide) Laranjeiras Underground Measured 0.60 3.56 2.12 0.07 Indicated 0.76 3.86 2.95 0.09 Measured & Indicated 1.36 3.73 5.07 0.16 Inferred 0.99 3.95 3.90 0.13 CdS I (sulphide) Carvoaria Underground Measured 0.28 4.11 1.15 0.04 Indicated 0.96 5.38 5.14 0.17 Measured & Indicated 1.23 5.09 6.29 0.20 Inferred 0.44 4.77 2.09 0.07 CdS II (sulphide) Sangue de Boi Underground Measured 0.09 6.61 0.58 0.02 Indicated 0.46 6.24 2.85 0.09 Measured & Indicated 0.54 6.30 3.43 0.11 Inferred 1.40 5.34 7.49 0.24 CdS II (sulphide) São Bento Mine Underground Measured 0.01 3.53 0.02 0 Indicated 0.43 4.55 1.98 0.06 Measured & Indicated 0.44 4.54 2.00 0.06 Inferred 4.34 4.46 19.35 0.62 CdS II (sulphide) Pinta Bem Underground Measured - - - - Indicated - - - - Measured & Indicated - - - - Inferred 1.04 3.90 4.05 0.13 CdS II (sulphide) Secondary Underground Measured - - - - Indicated - - - - Measured & Indicated - - - - Inferred 0.21 3.04 0.65 0.02 CdS III / Regional (sulphide) Underground Measured - - - - Indicated - - - - Measured & Indicated - - - - Inferred 1.06 5.11 5.41 0.17 CdS I (transitional) Rosalino Underground Measured 0.01 2.94 0.03 0.00 Indicated 0.06 3.02 0.18 0.01 Measured & Indicated 0.07 3.01 0.22 0.01 Inferred 0.04 2.26 0.10 0.00 CdS I (transitional) Underground Measured - - - - Indicated 0.00 5.00 0.01 0.00 AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 67 Measured & Indicated 0.00 5.00 0.01 0.00 Inferred 0.01 1.95 0.02 0.00 CdS Stockpile (sulphide) Measured - - - - Indicated - - - - Measured & Indicated - - - - Inferred 0.12 1.35 0.16 0.01 CdS I (sulphide) Rosalino Open pit Measured 0.19 3.24 0.63 0.02 Indicated 0.84 2.35 1.98 0.06 Measured & Indicated 1.04 2.52 2.61 0.08 Inferred 0.10 2.73 0.26 0.01 CdS I (oxide) Rosalino Open pit Measured 0.47 1.34 0.62 0.02 Indicated 0.73 1.25 0.91 0.03 Measured & Indicated 1.20 1.29 1.54 0.05 Inferred 0.13 1.03 0.14 0.00 CdS I (oxide) Secondary Targets Open pit Measured 0.02 1.03 0.02 0.00 Indicated 0.06 1.13 0.06 0.00 Measured & Indicated 0.08 1.10 0.08 0.00 Inferred 0.19 1.47 0.28 0.01 CdS I (transitional) Rosalino Open pit Measured 0.19 2.28 0.44 0.01 Indicated 0.17 1.81 0.30 0.01 Measured & Indicated 0.36 2.06 0.74 0.02 Inferred 0.02 1.79 0.04 0.00 CdS II (oxide) Measured 0.01 0.74 0.01 0.00 Indicated 0.39 1.86 0.73 0.02 Measured & Indicated 0.40 1.83 0.73 0.02 Inferred 0.27 1.56 0.42 0.01 CdS II (transitional) Measured - - - - Indicated 0.01 3.21 0.03 0.00 Measured & Indicated 0.01 3.21 0.03 0.00 Inferred 0.16 3.42 0.53 0.02 CdS III / Regional (oxide) Measured - - - - Indicated 0.84 1.81 1.52 0.05 Measured & Indicated 0.84 1.81 1.52 0.05 Inferred 0.76 2.22 1.68 0.05 CdS III / Regional (transitional) Measured - - - - Indicated - - - - Measured & Indicated - - - - Inferred 0.03 4.59 0.15 0.00 CdS Tailings Measured - - - - Indicated 0.05 1.32 0.06 0.00 Measured & Indicated 0.05 1.32 0.06 0.00 Inferred 0.00 1.07 0.00 0.00 CdS Stockpile (oxide) Measured - - - - Indicated - - - - Measured & Indicated - - - - Inferred 0.19 0.32 0.06 0.00 CdS Stockpile (transitional) Measured - - - - Indicated - - - - Measured & Indicated - - - Inferred 0.11 1.02 0.11 0.00 Total Measured 2.73 3.21 8.75 0.28 Indicated 8.43 3.37 28.43 0.91 Measured & Indicated 11.16 3.33 37.18 1.20 Inferred 16.96 3.91 66.29 2.13 21.2 Inclusive Mineral Resource by-products There are no by-products for Mineral Resource AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 68 21.3 Mineral Reserve by-products There are no by-products for Mineral Reserve. 21.4 Inferred Mineral Resource in annual Mineral Reserve design AngloGold Ashanti’s planning process allows the use of Inferred Mineral Resource in Mineral Reserve determination and reporting as well as in our business planning. These two are closely aligned with the Mineral Reserve being a subset of the business planning process. It is important to note that in all AngloGold Ashanti’s processes, despite the use of Inferred Mineral Resource, we never convert the Inferred Mineral Resource to a Mineral Reserve. AngloGold Ashanti completes an Inferred Mineral Resource risk test on all plans. This involves setting the Inferred Mineral Resource grade to zero within the Mineral Reserve design (thereby considering a worst- case scenario whereby the Inferred Mineral Resource totally fails to deliver, and it is completely made up of waste). The Mineral Reserve design is evaluated with the Inferred Mineral Resource at zero grade, and if the design using Measured and Indicated Mineral Resource remains financially positive, it has been proven that the Mineral Reserve is robust enough to make a positive financial return and therefore satisfies the requirements of a Mineral Reserve. The Inferred Mineral Resource and Blue Sky included in the 4-year business plan consists of extensions of all geological domains, in support of extending the 4-year Mineral Reserve LOM plan. This accounts for 44% of the business plan. No Inferred Mineral Resource and Blue Sky are considered for Mineral Reserve optimisation process or economic evaluation. Inferred Mineral Resource inside the business plan is stated, but is excluded from the Mineral Reserve. An aggressive drilling strategy is being executed by CdS geology team aiming to increase confidence level in the business plan. No inferred Mineral Resource is considered in the Mineral Reserve optimisation process or economic evaluation. Inferred Mineral Resource inside business plan is stated, but not included within the Mineral Reserve. Inferred Mineral Resource in annual Mineral Reserve design AGA Mineração - Córrego do Sítio Tonnes Grade Contained gold as at 31 December 2021 million g/t tonnes Moz CdS I (Sulphides) Rosalino Underground 0.90 4.06 3.63 0.12 CdS I (Sulphides) Secondary Underground 0.07 3.97 0.29 0.01 CdS I (Sulphides) Laranjeiras Underground 0.19 3.90 0.75 0.02 CdS I (Sulphides) Carvoaria Underground 0.37 3.28 1.22 0.04 CdS II (Sulphides) Sangue de Boi Underground 0.53 5.66 2.98 0.10 CdS II (Sulphides) São Bento Mine Underground 0.06 3.11 0.18 0.01 CdS I (Sulphides) Rosalino Open pit 0.01 1.68 0.01 0.00 CdS I (Oxides) Rosalino Open pit 0.03 0.56 0.02 0.00 CdS I (Transitional) Rosalino Open pit 0.01 1.41 0.01 0.00 CdS II (Oxides) 0.11 1.13 0.13 0.00 Total 2.28 4.06 9.23 0.30 21.5 Additional relevant information AngloGold Ashanti evaluates the conversion of Inferred Mineral Resource to Indicated Mineral Resource on an annual basis. An analysis of this shows conversion rates of 76 to 113%. In order to justify the use of Inferred Mineral Resource in Córrego do Sítio’s Mineral Reserve and Business Plans, value was added to the material that would otherwise be considered as waste. A reconciliation is presented in the following tables that shows the conversion over time from Inferred to Indicated, and the mined Inferred material over time. Conversion of Inferred to Indicated Mineral Resource over 3 years

AngloGold Ashanti Córrego do Sitio - 31 December 2021

	2019			2020			2021		
	Tonnes (t)	Grade (g/t)	Gold (g)	Tonnes (t)	Grade (g/t)	Gold (g)	Tonnes (t)	Grade (g/t)	Gold (g)
Starting Inferred Mineral Resource	1,146,013	5.6	6,462,538	810,118	5.3	4,257,689	601,063	3.3	2,000,442
Resulting Indicated Mineral Resource (year +1)	1,109,387	4.52	5,017,659	1,352,337	5.9	8,031,286	2,420,677	4.0	9,570,328
Conversion between years (%)	97%	80%	78%	167%	113%	189%	403%	119%	478%
Cumulative conversion (%)	44%	62%	33%	68%	79%	63%	109%	86%	98%

Conversion of mined Inferred Mineral Resource

	2019			2020			2021		
	Tonnes (t)	Grade (g/t)	Gold (g)	Tonnes (t)	Grade (g/t)	Gold (g)	Tonnes (t)	Grade (g/t)	Gold (g)
Inferred Mined Mineral Resource	304,191	3.54	1,076,911	293,451	2.89	848,215	81,112	4.25	344,877
Grade Control Model	264,910	4.08	1,079,556	288,957	2.09	605,179	79,580	4.26	339,380
Conversion Between Years (%)	87%	115%	100%	98%	72%	71%	98%	100%	98%
Cumulative Conversions (%)	87%	115%	100%	93%	96%	88%	93%	98%	89%

Mineral Resource conversion from Carvoaria/Laranjeiras main orebody is based on the addition of new exploration drilling information.


Q320
Q321
Legend
RESOURCE_REP
ABSENT
Measured
Indicated
Inferred

The top images show the Mineral Resource classification changes between 2020 and 2021 Mineral Resource models and the bottom images their grade distribution.

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21.6 Certificate of Qualified Person(s)

Marcelo Martins de Souza Vieira certificate of competency

As the author of the report entitled AGA Mineração - Córrego do Sítio, I hereby state:

1. My name is Marcelo Martins de Souza Vieira. I am the Competent Person for the Mineral Resource.
2. Senior Exploration and Geology Manager
3. MAusIMM (Member of the Australasian Institute of Mining and Metallurgy) 337974. MSc (Mining Engineering), MBA, BSc (Geological Engineering)
4. I have 10 years relevant experience.
5. I am a Qualified Person as defined in the SEC S-K 1300 Rule.
6. I am not aware of any material fact or material change with respect to the subject matter of the report that is not reflected in the report, the omission of which would make the report misleading.
7. I declare that this report appropriately reflects my view.
8. I am not independent of AngloGold Ashanti Ltd
9. I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit.
10. I am an employee in respect of AngloGold Ashanti Ltd in respect of the issuer AngloGold Ashanti Ltd for the 2021 Final Mineral Resource.
11. At the effective date of the report, to the best of my knowledge, information and belief, the report contains all scientific and technical information that is required to be disclosed to make the report not misleading.

Sergio Alfonso Navarrete Letelier certificate of competency

As the author of the report entitled AGA Mineração - Córrego do Sítio, I hereby state:

1. My name is Sergio Alfonso Navarrete Letelier. I am the Competent Person for the Mineral Reserve.
2. Senior Manager Integrated Planning
3. MAusIMM (Member of the Australasian Institute of Mining and Metallurgy) 334556, Comision Calificadora de Competencias en Recursos y Reservas, Chile. BSc (Mining Engineering), Postgraduate Certificate (Management)
4. I have 38 years relevant experience.
5. I am a Qualified Person as defined in the SEC S-K 1300 Rule.
6. I am not aware of any material fact or material change with respect to the subject matter of the report that is not reflected in the report, the omission of which would make the report misleading.
7. I declare that this report appropriately reflects my view.
8. I am not independent of AngloGold Ashanti Ltd.
9. I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit.
10. I am an employee in respect of AngloGold Ashanti Ltd in respect of the issuer AngloGold Ashanti Ltd for the 2021 Final Mineral Reserve.
11. At the effective date of the report, to the best of my knowledge, information and belief, the report contains all scientific and technical information that is required to be disclosed to make the report not misleading.

22 Interpretation and conclusions

The main risks associated with the Mineral Resource statement 2021 are as follows:

Geological modelling and interpretation: In general, the ore lenses have a high level of complexity which brings the risk of overstating the mineralisation continuity and thickness of some of them in the geological

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

models. It is mitigated by providing the appropriate data spacing and the attributing the correct Mineral Resource classification. As the geological understanding is improved and new exploration drilling data is made available, the interpretations, continuities and Mineral Resource confidence are reviewed and properly defined.

Depletion: The Mineral Resource models are depleted with stopes and development drives wireframes provided by survey topography and mine planning teams. Although there is a detailed verification about the depletion solids, some imprecisions might occur in some mined stopes due to difficulties in surveying and further processing.

Mineral Resource estimation and classification: estimation parameters are continuously being updated as new exploration data is added to the geological models. Also, all Mineral Resource classification are checked and refined to better represent the drilling grid and reduce the risk. The last simulation study for São Bento showed that Indicated Mineral Resource drilling pattern should be 40m x 40m rather than 50m x 50m (actual). This demonstrates that there is an opportunity to check the adequacy of the drilling grid of secondary orebodies in order to verify the risks as new data are being incorporated.

Dilution: The unplanned and planned dilution are understood and incorporated to the oxidised and transitional Mineral Resource models. Reconciliation studies suggests an opportunity to review the correct selectivity (SMU) to better represent the production.

Historical data: the risk associated to historical data is mitigated by validations to exclude all data with no evidence from Mineral Resource estimation. Lower confidence is attributed to the Mineral Resource in the regions with only historical data and with lack of geological knowledge.

The Mineral Reserve stated in this report comply with AngloGold Ashanti Guidelines for Reporting and industry standards.

The main risks are associated with increasing operating cost with mine deepening, fleet renewal and new processing routes with tailings filtering, as well as SIBC increases in the following years to support implementation of filtering plants. Also, a small part of the Mineral Reserve relies on environmental permitting and are planned to start production considering actual permiting deadlines. Mine production, development and spatial compliance need to be managed in order to ensure compliance to the production plan.

23 Recommendations

The Mineral Resource QP recommends:

- Continue the improvement and update of the geological models, mainly at Rosalino target
- Improve stopes shapes for MSO process for Mineral Resource
- Perform a study on the optimal drilling pattern for the main targets
- Improve the data storage at the coreyard. Optimise the drilling core storage area to promote the adequate conditions for storing the drill core
- Continue the routine of estimation and classification methodology
- Continue to include geological mapping and field interpretations at the geological models, and
- Continue to attend all QC samples insertion accordingly to AngloGold Ashanti's guideline.

Additional work for the Mineral Reserve, recommended by QP are:

- Detailed assessment in operating costs, in order to reduce as close as possible to historical levels
- Review production/development management and compliance to planned rates, to ensure consistent deliverables to the plan
- Evaluate ground/surface support considering mine deepening
- Review mining method and mine layout alternatives, considering even narrow veins as the mining horizon moves deeper underground.

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24 References

24.1 References

Anderson M. P. Woessner W. W., Hunt R. J. 2002. Applied Groundwater Modeling: Simulation of Flow and Advective Transport. Elsevier Second Edition 720p.

ABGE – ASSOCIAÇÃO BRASILIERA DE GEOLOGIA DE ENGENHARIA. 2013. Ensaio de permeabilidade em solos: orientações para sua execução no campo. -- São Paulo.

ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 1987. ABNT NBR 9897: Planejamento de amostragem de efluentes líquidos e corpos receptores. Rio de Janeiro, RJ.

ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 1987. ABNT NBR 9898: Preservação e técnicas de amostragem de efluentes líquidos e corpos receptores. Rio de Janeiro, RJ.

ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 1995. ABNT NBR 13403: Medição de vazão em efluentes líquidos e corpos receptores – Escoamento livre. Procedimento. Rio de Janeiro, RJ.

ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2006. ABNT NBR 12244: Poço tubular – construção de poço tubular para captação de água subterrânea. Rio de Janeiro, RJ.

ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2007. ABNT NBR 15495-1: Poços de monitoramento de águas subterrâneas em aquíferos granulares Parte 1: Projeto e construção. Rio de Janeiro, RJ.

ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2008. ABNT NBR 15495-2: Poços de monitoramento de águas subterrâneas em aquíferos granulares Parte 2: Desenvolvimento. Rio de Janeiro, RJ.

ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2010. ABNT NBR 15847: Amostragem de água subterrânea em poços de monitoramento – Métodos de purga. Rio de Janeiro, RJ.

ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2013. ABNT NBR 16210: Modelo conceitual no gerenciamento de áreas contaminadas — Procedimento. Rio de Janeiro, RJ.

ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2015. ABNT NBR ISO 9001: Sistemas de gestão da qualidade – Requisitos. Rio de Janeiro, RJ.

ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2015. ABNT NBR ISO 14001: Sistemas de gestão ambiental – Requisitos com orientações para uso. Rio de Janeiro, RJ.

ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2017. ABNT NBR 12212: Projeto de poço tubular para captação de água subterrânea – Procedimento. Rio de Janeiro, RJ.

ABNT - ASSOCIAÇÃO BRASILEIRA DE NORMAS TÉCNICAS. 2017. ABNT NBR ISO/IEC 17025: Requisitos gerais para competência de laboratórios de ensaio e calibração.

ANA – Agência Nacional de Águas. 2011. Guia nacional de coleta e preservação de amostras: água, sedimento, comunidades aquáticas e efluentes líquidas / Companhia Ambiental do Estado de São Paulo; Organizadores: Carlos Jesus Brandão ... [et al.]. -- São Paulo: CETESB; Brasília: ANA.

ASTM D5717-95e1. 1998. Standard Guide for Design of Ground-Water Monitoring Systems in Karst and Fractured-Rock Aquifers (Withdrawn 2005), ASTM International, West Conshohocken, PA.

ASTM D5490-93. 1993. Standard Guide for Comparing Ground-Water Flow Model Simulations to Site-Specific Information”. American Society for Testing and Materials. West Conshohocken, PA 19428.

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AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 73 ASTM 03-418096-38.1996. Standards on Analysis of Hydrologic Parameters and Ground Water Modeling. Publication Code Number (PCN): 03-418096-38. West Conshohocken, PA.Ph: 610/8329585. 146 pp. BARTON, N.R., LIEN, R. and LUNDE, J. 1974. Engineering Classification of Rock Massas for the Design of Tunnel Support, Rock Mechanics, Vol.6, p.183-236. BIENIAWSKI, Z.T. 1989 Engineering Rock Mass Classification, Jonh Wileu and Sons, EUA 251 p. External audit report, AngloGold Ashanti, Corrego do Sitio independent resource and reserve audit, Optiro,December 2016 External audit report, AngloGold Ashanti, 19126919-008-R-RevA-AR-Corrego do Sitio-DRAFT SECURE – OFICIAL, Golder Associates, 2019 Freeze R.A., Cherry J. 1979. A. Groundwater. New Jersey: Prentice-Hall. 604p. Fetter Jr. C. W 2014. Applied Hydrogeology. Pearson, Fourth Edition, 604p. Healy R. W. and Cook P. G. 2002. Using groundwater levels to estimate recharge. Hydrogeology Journal, 10:91–109 Healy R. W. and Scanlon B. R. 2010. Estimating Groundwater Recharge. Cambridge University Press. ISBN-13 978-0-511-79768-2 Internal Document, AngloGold Ashanti, PN-0463 Internal Document, CdS QAQC guidelines,2019. Internal Document, AngloGold Ashanti, PN-0462 Internal Document, CdS drill core processing. Rev. 02,2019 Internal Document, AngloGold Ashanti, Guidelines for Reporting of Exploration Results, Mineral Resource and Ore Reserve, 2021. Internal Document, AngloGold Ashanti ,Guideline for the calculation of cut-off grades, 2014. Internal Document, AngloGold Ashanti, QAQC guideline rev 1.07, 2019, Internal Document, AngloGold Ashanti, Sampling Guideline Rev 1.04, 2019. Kruseman G. P., de Ridder N. A. 1994. Analysis and Evaluation of Pumping Test Data. Second Edition 373p. MDGEO, 2011. Realização de ensaios de condutividade hidráulica nos instrumentos de monitoramento. MDGEO. 2017. Atualização dos estudos hidrogeológicos na Mina Córrego do Sítio I – CdSI. Santa Bárbara/ MG. Relatório Interno. Belo Horizonte, MG. Scanlon B. R. and Healy R. W. 2002. Choosing appropriate techniques for quantifying groundwater recharge. Hydrogeology Journal, 10:18–39. The South African Code for The Reporting of Exploration Results, Mineral Resources And Mineral Reserves, SAMREC Code, 2016. ULUSAY, R (ed.), 2015. The ISRM suggested methods for rock characterization, testing and monitoring: 1974-2006. USEPA (United States Environmental Protection Agency). 2000. Guidance for Data Quality Assessment. Office of Environmental Information. Washington, D.C. AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 74 USEPA (United States Environmental Protection Agency). 2017. Standard Methods for the Examination of Water and Wastewater. American Public Health Association, American Water Works Association, Water Environment Federation. 1546p. USEPA – United States Environmental Protection Agency. 2004. Guidance for monitoring at hazardous waste sites: framework for monitoring plan development and implementation. Office of solid waste and emergency disposal. OSWER-9200-9355.4-28. USGS – United States Geological Survey. 2010. SWB – A modifies Thornthwaite – Mather Soil-Water- Balance code for estimating groundwater recharge. Westenbroek S.M. Kelson V.A, Dripps W.R. Hunt R.J. Bradbury K.R. In: U.S. Geological Survey Techniques and Methods 6-A31, 60p. WST - Water Services and Technologies, 2021a. Cadastramento de nascentes na região das minas Córrego do Sítio I e II. Relatório Final. WST - Water Services and Technologies. 2021b. Modelo Hidrogeológico de Córrego do Sítio II. Relatório Final. WST - Water Services and Technologies 2022. Modelo Hidrogeológico de Córrego do Sítio I. Relatório Final. XAVIER, A. C. F. 2019. Caracterização do influxo de água em galerias de minas subterrâneas por meio de Hidroquímica e Isótopos Naturais – O exemplo da Mina Córrego do Sítio II. Dissertação de Mestrado. Centro de Desenvolvimento da Tecnologia Nuclear (CDTN). 183p. 24.2 Mining terms All injury frequency rate: The total number of injuries and fatalities that occurs per million hours worked. By-products: Any potentially economic or saleable products that emanate from the core process of producing gold or copper, including silver, molybdenum and sulphuric acid. Carbon-in-leach (CIL): Gold is leached from a slurry of ore where cyanide and carbon granules are added to the same agitated tanks. The gold loaded carbon granules are separated from the slurry and treated in an elution circuit to remove the gold. Carbon-in-pulp (CIP): Gold is leached conventionally from a slurry of ore with cyanide in agitated tanks. The leached slurry then passes into the CIP circuit where activated carbon granules are mixed with the slurry and gold is adsorbed on to the activated carbon. The gold-loaded carbon is separated from the slurry and treated in an elution circuit to remove the gold. Comminution: Comminution is the crushing and grinding of ore to make gold available for physical or chemical separation (see also “Milling”). Contained gold or Contained copper: The total gold or copper content (tonnes multiplied by grade) of the material being described. Cut-off grade: Cut-off grade is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio. Depletion: The decrease in the quantity of ore in a deposit or property resulting from extraction or production. Development: The process of accessing an orebody through shafts and/or tunneling in underground mining operations. Development stage property: A development stage property is a property that has Mineral Reserve disclosed, but no material extraction. Diorite: An igneous rock formed by the solidification of molten material (magma). Doré: Impure alloy of gold and silver produced at a mine to be refined to a higher purity. AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 75 Economically viable: Economically viable, when used in the context of Mineral Reserve determination, means that the Qualified Person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions. Electrowinning: A process of recovering gold from solution by means of electrolytic chemical reaction into a form that can be smelted easily into gold bars. Elution: Recovery of the gold from the activated carbon into solution before zinc precipitation or electrowinning. Exploration results: Exploration results are data and information generated by mineral exploration programs (i.e., programs consisting of sampling, drilling, trenching, analytical testing, assaying, and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of Mineral Resource or Reserve. A registrant must not use exploration results alone to derive estimates of tonnage, grade, and production rates, or in an assessment of economic viability. Exploration stage property: An exploration stage property is a property that has no Mineral Reserve disclosed. Exploration target: An exploration target is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a Mineral Resource. Feasibility Study (FS): A Feasibility Study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A Feasibility Study is more comprehensive, and with a higher degree of accuracy, than a Prefeasibility Study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. Flotation: Concentration of gold and gold-hosting minerals into a small mass by various techniques (e.g. collectors, frothers, agitation, air-flow) that collectively enhance the buoyancy of the target minerals, relative to unwanted gangue, for recovery into an over-flowing froth phase. Gold Produced: Refined gold in a saleable form derived from the mining process. Grade: The quantity of ore contained within a unit weight of mineralised material generally expressed in grams per metric tonne (g/t) or ounce per short ton for gold bearing material or Percentage copper (%Cu) for copper bearing material. Greenschist: A schistose metamorphic rock whose green colour is due to the presence of chlorite, epidote or actinolite. Indicated Mineral Resource: An Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve. Inferred Mineral Resource: An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resource, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability. With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve. Initial assessment (also known as concept study, scoping study and conceptual study): An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of Mineral Resource. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of Mineral Resource but cannot be used as the basis for disclosure of Mineral Reserve. Leaching: Dissolution of gold from crushed or milled material, including reclaimed slime, prior to adsorption on to activated carbon or direct zinc precipitation. AngloGold Ashanti Córrego do Sitio - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 76 Life of mine (LOM): Number of years for which an operation is planning to mine and treat ore, and is taken from the current mine plan. Measured Mineral Resource: A Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve. Metallurgical plant: A processing plant constructed to treat ore and extract gold or copper in the case of Quebradona (and, in some cases, often valuable by-products). Metallurgical recovery factor (MetRF): A measure of the efficiency in extracting gold from the ore. Milling: A process of reducing broken ore to a size at which concentrating or leaching can be undertaken (see also “Comminution”). Mine call factor (MCF): The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling. The ratio of contained gold delivered to the metallurgical plant divided by the estimated contained gold of ore mined based on sampling. Mineral deposit: A mineral deposit is a concentration (or occurrence) of material of possible economic interest in or on the earth’s crust. Mining recovery factor (MRF): This factor reflects a mining efficiency factor relating the recovery of material during the mining process and is the variance between the tonnes called for in the mining design and what the plant receives. It is expressed in both a grade and tonnage number. Mineral Reserve: A Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resource that, in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Mineral Resource: A Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralisation, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled. Modifying Factors: Modifying factors are the factors that a Qualified Person must apply to Indicated and Measured Mineral Resource and then evaluate in order to establish the economic viability of Mineral Reserve. A Qualified Person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resource to Proven and Probable Mineral Reserve. These factors include, but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. Ounce (oz) (troy): Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams. Pay limit: The grade of a unit of ore at which the revenue from the recovered mineral content of the ore is equal to the sum of total cash costs, closure costs, Mineral Reserve development and stay-in-business capital. This grade is expressed as an in-situ value in grams per tonne or ounces per short ton (before dilution and mineral losses). Precipitate: The solid product formed when a change in solution chemical conditions results in conversion of some pre-dissolved ions into solid state. Preliminary Feasibility Study (Prefeasibility Study or PFS): is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. Probable Mineral Reserve: A Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource. Production stage property: A production stage property is a property with material extraction of Mineral Reserve. Productivity: An expression of labour productivity based on the ratio of ounces of gold produced per month to the total number of employees in mining operations.

AngloGold Ashanti Córrego do Sitio - 31 December 2021

Project capital expenditure: Capital expenditure to either bring a new operation into production; to materially increase production capacity; or to materially extend the productive life of an asset.

Proven Mineral Reserve: A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource.

Qualified Person: A Qualified Person is an individual who is (1) A mineral industry professional with at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and (2) An eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. Section 229.1300 of Regulation S-K 1300 details further recognised professional organisations and also relevant experience.

Quartz: A hard mineral consisting of silica dioxide found widely in all rocks.

Recovered grade: The recovered mineral content per unit of ore treated.

Reef: A gold-bearing horizon, sometimes a conglomerate band, that may contain economic levels of gold. Reef can also be any significant or thick gold bearing quartz vein.

Refining: The final purification process of a metal or mineral.

Regulation S-K 1300: On 31 October 2018, the United States Securities and Exchange Commission adopted the amendment Subpart 1300 (17 CFR 229.1300) of Regulation S-K along with the amendments to related rules and guidance in order to modernise the property disclosure requirements for mining registrants under the Securities Act and the Securities Exchange Act. Registrants engaged in mining operations must comply with the final rule amendments (Regulation S-K 1300) for the first fiscal year beginning on or after 1 January 2021. Accordingly, the Company is providing disclosure in compliance with Regulation S-K 1300 for its fiscal year ending 31 December 2021 and will continue to do so going forward.

Rehabilitation: The process of reclaiming land disturbed by mining to allow an appropriate post-mining use. Rehabilitation standards are defined by country-specific laws, including but not limited to the South African Department of Mineral Resources, the US Bureau of Land Management, the US Forest Service, and the relevant Australian mining authorities, and address among other issues, ground and surface water, topsoil, final slope gradient, waste handling and re-vegetation issues.

Resource modification factor (RMF): This factor is applied when there is an historic reconciliation discrepancy in the Mineral Resource model. For example, between the Mineral Resource model tonnage and the grade control model tonnage.
It is expressed in both a grade and tonnage number.

Scats: Within the metallurgical plants, scats is a term used to describe ejected ore or other uncrushable / grinding media arising from the milling process. This, typically oversize material (ore), is ejected from the mill and stockpiled or re-crushed via a scats retreatment circuit. Retreatment of scats is aimed at fracturing the material such that it can be returned to the mills and processed as with the other ores to recover the gold locked up within this oversize material.

Seismic event: A sudden inelastic deformation within a given volume of rock that radiates detectable seismic energy.

Shaft: A vertical or subvertical excavation used for accessing an underground mine; for transporting personnel, equipment and supplies; for hoisting ore and waste; for ventilation and utilities; and/or as an auxiliary exit.

Smelting: A pyro-metallurgical operation in which gold precipitate from electro-winning or zinc precipitation is further separated from impurities.

Stoping: The process of excavating ore underground.

Stripping ratio: The ratio of waste tonnes to ore tonnes mined calculated as total tonnes mined less ore tonnes mined divided by ore tonnes mined.

Tailings: Finely ground rock of low residual value from which valuable minerals have been extracted.

Tonnage: Quantity of material measured in tonnes.

Tonne: Used in metric statistics. Equal to 1,000 kilograms.

Waste: Material that contains insufficient mineralisation for consideration for future treatment and, as such, is discarded.

Yield: The amount of valuable mineral or metal recovered from each unit mass of ore expressed as ounces per short ton or grams per metric tonne.

Zinc precipitation: Zinc precipitation is the chemical reaction using zinc dust that converts gold in solution to a solid form for smelting into unrefined gold bars.

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AngloGold Ashanti Córrego do Sitio - 31 December 2021

25 Reliance on information provided by the Registrant

Reliance in information provided by the registrant includes guidance from the annual update to AngloGold Ashanti's Guidelines for Reporting. This guideline is set out to ensure the reporting of Exploration Results, Mineral Resource and Ore Reserve is consistently undertaken in a manner in accordance with AngloGold Ashanti's business expectations and also in compliance with internationally accepted codes of practice adopted by AngloGold Ashanti.

Included in this guideline is the price assumptions supplied by the Registrant which includes long-range commodity price and exchange rate forecasts. These are reviewed annually and are prepared in-house using a range of techniques including historic price averages. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The resultant plan is then valued at a higher business planning price.

Gold price

The following local prices of gold were used as a basis for estimation in the December 2021 declaration, unless otherwise stated:

		Local prices of gold			
	Gold price	Australia	Brazil	Argentina	Colombia
	$/oz	AUD/oz	BRL/oz	ARS/oz	COP/oz
2021 Mineral Reserve[3]	1,200	1,633	6,182	134,452	3,849,000
2020 Mineral Reserve[2]	1,200	1,604	5,510	119,631	4,096,877
2021 Mineral Resource[1]	1,500	2,072	7,940	173,065	5,336,250

(1) Reported for the first time under Regulation S-K 1300. (2) Reported under Industry Guide 7.
(3) Reported under Regulation S-K 1300.

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